EXHIBIT 10.42
CREDIT AGREEMENT
dated as of October 3,2005
Among
Abitibi-Consolidated Inc.
Abitibi-Consolidated Company of Canada
(as Borrowers)
- and-
Canadian Imperial Bank of Commerce
(as Sole Lead Arranger, Bookrunner
and Administrative Agent)
-and-
The Financial Institutions
from Time to Time Parties Hereto
(as Lenders)

$700,000,000 Facilities

The Bank of Nova Scotia
(as Syndication Agent)
Citibank, N.A., Canadian Branch
(as Documentation Agent)
Goldman Sachs Credit Partners
(as Managing Agent)
McCarthy Tetrault LLP

- i -

- ii -

- iii -

- iv -

- V -

CREDIT AGREEMENT
     This Agreement is made as of October 3,2005 among Abitibi-Consolidated Inc., a corporation amalgamated under the laws of Canada (“ACI”), Abitibi-Consolidated Company of Canada, a company amalgamated under the laws of the Province of Québec (“ACCC”) (each a “Borrower” and, collectively the “Borrowers”), Canadian Imperial Bank OF commerce, a Canadian bank, as administrative agent (in such capacity, the “Agent”), and each of the financial institutions having executed this Agreement as a Lender.
Recitals
A.	The Borrowers have requested that the Lenders make available to the Borrowers (i) a multi-year revolving facility in the principal amount of’$550,000,000 and (ii) a 364-day revolving facility in the principal amount of $150,000,000, for general corporate and working capital purposes.

B.	The Lenders are willing to make the Facilities available to the Borrowers and the Agent has agreed to act in such capacity, on the terms and subject to the conditions set out in this Agreement.

Therefore, the parties agree as follows:
1 - Interpretation
1.1 Definitions
     In this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below (and all such terms that are defined in the singular have the corresponding meaning in the plural and vice versa).
“Abitibi Entities” means ACI and each of its Subsidiaries;

“Acceptance” means:
(a)	in respect of a Lender who is a bank that customarily accepts bankers’ acceptances, at such Lender’s discretion, either a depository bill subject to the Depository Bills and Notes Act (Canada) or a bill of exchange subject to the Bills of Exchange Act (Canada), in each case, drawn by a Borrower on and accepted by such Lender; and

(b)	in respect of any other Lender, a promissory note bearing no interest, made by a Borrower to the order of such Lender;

     “Affiliate” means, with respect to a Person, any other Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person;
     “Agent” means Canadian Imperial Bank of Commerce or any successor agent appointed pursuant to Section 18.13;
     “Agent’s Office” means the administrative office of the Agent designated by the Agent from time to time as its administrative office for the purposes hereof, after notice to the Lenders;
     “Applicable Margin (or Rate)” means a margin (or rate) determined in accordance with Schedule “A”;
     “Authorized Officer” means, in respect of ACI or ACCC, the chief executive officer, the president, the chief financial officer, the treasurer or any other senior officer performing similar functions designated as such in writing to the Agent by ACI or ACCC, as the case may be;
     “Borrowers” means, collectively, the Borrowers described in the recitals hereto;
     “Borrowing Base” means the amount (expressed in Dollars) determined by the Agent as being the sum of:
(a)	60% of the book value of trade account receivables of the Borrowers and the Designated Subsidiaries which are subject to the Security and are owed by customers located in (i) Canada and the United States and (ii) the United Kingdom, Belgium, Ireland and Germany to the extent insured by Export Development Canada or other credit insurer acceptable by the Majority Lenders pursuant to trade credit insurance policies acceptable to the Majority Lenders (with the Agent being loss payee under such policies), but excluding accounts that have been outstanding for more than 90 days since their original billing date, accounts owed by any Abitibi Entity, accounts subject to set-off, accounts in dispute and doubtful accounts;

(b)	60% of the book value of the raw materials (to the extent consisting of roundwood and woodchips) and finished goods inventory of the Borrowers and the Designated Subsidiaries which are subject to the Security and are located in Canada and the United States;
less a reasonable estimate of the aggregate of all amounts owing to creditors (including governments) whose claims are secured or protected by a Lien capable of ranking pari passu with or prior to the Security with respect to such account receivables and inventory;
     “Borrowing Base Report” means a report on the Borrowing Base in the form of Schedule “B”;
     “Borrowings” means the Prime Rate Loans, the US Base Rate Loans, the Acceptances, the Libor Loans and the Letters of Credit which may be available to any of the Borrowers;

     “Branch of Account” means, with respect to any Facility, a branch of a bank where the Agent has established an account for such Facility, in each case as may be designated by the Agent from time to time as the applicable branch of account, after consultation with the Borrowers;
     “Business Day” means a day on which banks are open for business in Montreal and in Toronto, excluding Saturday and Sunday, where such term is used in the context of a US Base Rate Loan, such day must also be a day on which banks are open for business in New York City and where such term is used in the context of a Libor Loan, such day must also be a day on which banks are open for business in New York City and London, England;
     “CDOR Rate” means, for any day, the arithmetic average of the bankers’ acceptances rates of the Canadian Schedule I banks for the applicable period which appear on the Reuter’s Screen CDOR Page at 10:00 a.m., or if such day is not a Business Day, then on the immediately preceding Business Day; provided however, that if such rates are not available, then the CDOR Rate for any day will be the bankers’ acceptance, rate of the Agent for the applicable period as of 10:00 a.m. on such day, or if said day is not a Business Day, then on the immediately preceding Business Day;
     “Charged Mills” means the mills and related assets of ACCC which are subject to the Security, as provided in Section 10.3;
     “Charged Mills EBITDA” means, in respect of any period, the aggregate of Mill EBITDAs of all Charged Mills;
     “Charged Mills Threshold EBITDA” means, until December 31, 2006, $120,000,000 and thereafter, $140,000,000, in each case, as may be adjusted pursuant to Section 10.3(g);
     “Code” means the Internal Revenue Code of the United States, as amended from time to time, and any successor statute;
     “Commitment” means, with respect to each Lender, its proportion (expressed as a percentage or as an amount, as the case may be) of the aggregate amount of the Facilities or, as applicable, of the relevant Facility, as specified opposite its name on the signature pages of this Agreement, subject however to any readjustment resulting from a reduction in the amount of any Facility or from an assignment of a Commitment made pursuant to this Agreement;
     “Control” (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares of the corporation carrying votes in sufficient number to elect a majority of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50%

in value of the beneficial interests in the trust, and (iv) a Person that controls another Person is deemed to Control any Person controlled by that other Person;
     “Core Business” means the marketing and manufacture of printing and writing papers and any related or ancillary business of the Abitibi Entities (including woodlands, sawmills, wood products, recycled paper, pulp and power generation);
     “Corporate Structure Chart” means the corporate and capital structure of the Abitibi Entities and the other information contemplated by Section 11.17, as set out in the chart delivered to the Agent and the Lenders concurrently with the execution of this Agreement;
     “Credit Documents” means this Agreement, the Security Documents, any note issued pursuant to Section 20.5 and any other present and future document relating to any of the foregoing, in each case, as amended, supplemented or restated;
     “Default” means any event or circumstance which constitutes an Event of Default or which, with the lapse of time, the giving of a notice or both, would constitute an Event of Default;
     “Designated Subsidiary” means each wholly-owned Subsidiary of ACI (other than ACCC) acceptable to the Majority Lenders who has been designated by ACI as a Designated Subsidiary pursuant to a designation notice in the form of Schedule “C” provided that ACI may revoke any such designation by giving to the Agent a notice of revocation if the following conditions are fulfilled:
(a)	the notice is accompanied by a Borrowing Base Report as at the last Business Day of the previous month (but giving effect to the revocation);

(b)	after giving effect to the revocation, the outstanding Borrowings under Facility B will not exceed the Borrowing Base; and

(c)	there is no Default at the time of the notice and no Default would result from the revocation;
whereupon the Subsidiary concerned will cease to be a Designated Subsidiary and will be released from its obligations under the designation agreement and Security Documents to which it is a party (it being understood that the notice of revocation will be ineffective if any of the above conditions is not met);
     “Depreciation and Amortization Expense” means, for any period, the aggregate of all depreciation, amortization (including amortization of debt discount and expense), depletion and other like non-cash reductions to income of ACI appearing on its consolidated financial statements as determined for such period in accordance with GAAP;
     “Discount Rate” means on any day,

(a)	in respect of any Acceptance accepted by a Lender that is a Canadian Schedule I bank, the CDOR Rate on such day for the applicable period; and

(b)	in respect of any Acceptance accepted by a Lender that is not a Canadian Schedule I bank, the CDOR Rate plus 0.10%;
     “Discounted Proceeds” means, with respect to any issue of Acceptances, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated by multiplying:
(a)	the aggregate face amount of such Acceptances; by

(b)	the price, where the price is determined by dividing one by the sum of one plus the product of:
(i)	the Discount Rate applicable to such Acceptances (expressed as a decimal); and

(ii)	a fraction, the numerator of which is the number of days in the period of such Acceptances and the denominator of which is 365;
with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;
     “Distribution” means any payment in cash or in kind that provides an income (including interest or dividend) or a return on, or constitutes a distribution or redemption or other retirement of, the equity or capital of a Person (other than a dividend paid by way of the issuance of new equity interests);
     “Dollar” and the symbol “$” mean lawful money of Canada;
     “EBITDA” means, for any four-quarter period ending on the date ACI’s EBITDA is determined, Net Income increased, to the extent deducted in calculating Net Income, by the sum of (i) Interest Expense, (ii) Income Tax Expense, (iii) Depreciation and Amortization Expense, (iv) losses from asset sales or abandonments or reserves relating thereto, (v) items classified as extraordinary or non-recurring losses, and (vi) non-controlling interest items, and decreased by (vii) gains from asset sales or abandonments or reserves relating thereto, and (viii) items classified as extraordinary or non-recurring gains, all as determined for such period on a consolidated basis in accordance with GAAP;
     “Equity” means the shareholders’ equity appearing on the consolidated balance sheet of ACI as determined in accordance with GAAP, but calculated without taking into account the impact of non-cash write-downs from the beginning of the fourth quarter of ACI’s 2004 financial year up to an aggregate amount of $500,000,000 for all such write-downs (calculated on an aftertax basis);

     “ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time;
     “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Abitibi Entity is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the US Revenue Code of which any Abitibi Entity is a member;
     “Event of Default” means any event of default specified in Section 16.1;
     “Environmental Laws” means all applicable laws, rules and regulations, and any orders or binding policies, relating to the natural environment, health and safety matters or conditions, Hazardous Substances, pollution or protection of the environment, including laws relating to: (i) on site or off-site contamination; (ii) occupational health and safety; (iii) chemical substances; (iv) releases of Hazardous Substances; and (v) the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances;
     “Environmental Notice” means any written claim, citation, directive, statement of claim, notice of investigation, or other such letter or other communication from any Person to an Abitibi Entity relating to any Environmental Laws;
     “Environmental Permits” includes all permits, certificates, approvals, registrations and licences to an Abitibi Entity or to their businesses pursuant to Environmental Laws and required for the operation of their businesses or the use of their assets;
     “Existing Facilities” mean the $816,234,438 credit facilities made available to the Borrowers under the amended and restated credit agreement dated July 30, 2004 among the Borrowers and the other parties thereto.
     “Facility A” means that portion of the Facilities made available to the Borrowers pursuant to Section 2.1(a);
     “Facility A Maturity Date” means December 31, 2008;
     “Facility B” means that portion of the Facilities made available to the Borrowers pursuant to Section 2.1(b);
     “Facility B Availability Date” has the meaning set out in Section 9.2;
     “Facility B Maturity Date” means the date which is 364 days after the Facility B Availability Date or such other date thereafter as may be agreed to pursuant to Section 2.3 hereof, but in any event no later than December 31, 2008, provided that if any such date falls on a day which is not a Business Day then the applicable date will be the immediately preceding Business Day;

     “Facilities” means Facility A and Facility B;
     “Funded Debt” means, with respect to a Person, and without duplication;
(a)	indebtedness of such Person for monies borrowed or raised or for the borrowings of commodities, including any indebtedness represented by a note, bond, debenture or other similar instrument of such Person;

(b)	reimbursement obligations of such Person arising from bankers’ acceptances, letters of credit (valued at 50% of face value) or letters of guarantee or similar instruments;

(c)	indebtedness of such Person for the deferred purchase price of property or services, other than for consumable non-capital goods and services purchased in the ordinary course of business, including arising under any conditional sale or title retention agreement;

(d)	the capitalized portion of the obligations of such Person under capital leases;

(e)	the discounted present value of the total obligations of such Person under synthetic leases and sale and leaseback transactions;

(f)	the aggregate amount at which shares in the capital of such Person that are redeemable at fixed dates or intervals or at the option of the holder thereof may be redeemed; and

(g)	Guarantees or Liens granted by such Person in respect of Funded Debt of another Person;
all as is required to be disclosed in the financial statements or notes thereto of such Person in accordance with GAAP;
     “GAAP” means generally accepted accounting principles in Canada in effect from time to time;
     “Guarantee” means any obligation, contingent or not, directly or indirectly guaranteeing any liability or indebtedness of any Person or protecting a creditor of such Person from a loss in respect of any such liability or indebtedness or having the same economic effect;
     “Hazardous Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odor, radiation, energy, plasma and organic or inorganic matter, alone or in any combination which is regulated under any applicable Environmental Laws which is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law;

     “Impermissible Qualification” means, relative to the opinion or report of any independent auditors as to any financial statement, any qualification or exception to such opinion or report which (i) is of a “going concern” or similar nature; (ii) relates to any limited scope of examination of material matters relevant to such financial statement, if such limitation results from the refusal or failure of any Abitibi Entity to grant access to necessary information therefor; or (iii) relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would result in a Material Adverse Effect;
     “Income Tax Expense” means, for any period, the aggregate of all taxes based on income appearing on ACI’s consolidated financial statements as determined for such period in accordance with GAAP;
     “Interest Coverage Ratio” means the ratio of EBITDA to Interest Expense, in each case for the period ending on the date such ratio is calculated;
     “Interest Expense” means, for any period, the aggregate of all items properly classified as interest expense (whether expensed or capitalized) as appearing on ACI’s consolidated financial statements as determined for such period in accordance with GAAP (net of interest earnings) (including the imputed interest component for any element of Funded Debt which would be classified as interest expense under GAAP, calculated using an interest rate determined under GAAP), in each case for such period, but excluding (i) any amount, such as amortization of debt discount and issue expenses, which would qualify as Depreciation and Amortization Expense, (ii) up-front fees in respect of the Facilities, and (iii) the amount reflected in income for such period in respect of gains (or losses) attributable to translation of Funded Debt denominated in a currency other than Dollars;
     “Issuing Lender” means the Agent or such other Lender selected by the Agent and the Borrowers who is willing and has the capability to issue Letters of Credit;
     “Lender” means each of the Persons having executed this Agreement as Lender and any other Person that becomes a Lender pursuant to an assignment made in accordance with this Agreement;
     “Letter of Credit” means a documentary or standby letter of credit or a letter of guarantee issued pursuant to this Agreement;
     “Libor” means, with respect to any Libor Loan, the rate of interest determined by the Agent as being the average (rounded upwards to the nearest multiple of .00001%) of the rates for deposits in US Dollars which appear on the display referred to as the “Libor Page” on Reuter Monitor Money Rates Services as of 11:00 a.m. (London, England time) on the second Business Day prior to the commencement of the applicable Libor Loan or if such rates are not available, the average (rounded up to the nearest 1/16 per cent) of the rates per annum which leading banks in the London interbank market offer to the Agent for placing deposits in US Dollars with the Agent at approximately 11:00 a.m. (London time) two Business Days prior to the applicable

Libor Loan for a period comparable to the period of such loan and in an amount approximately equal to the amount of same;
     “Libor Loan” means a loan denominated in US Dollars made pursuant to this Agreement and bearing interest at Libor, plus the Applicable Margin;
     “Lien” means any hypothec, security interest, mortgage, lien, right of preference, pledge, assignment by way of security or any other agreement or encumbrance of any nature that secures the performance of an obligation, and a Person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets;
     “Majority Lenders” means any group of Lenders whose Commitments amount in the aggregate to more than 50% of the aggregate amount of the Facilities, provided that with respect to a matter which specifically affects the Lenders under a Facility, the Majority Lenders must also include Lenders whose Commitments under such Facility amount in the aggregate to more than 50% of said Facility;
     “Material Adverse Change” means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect, excluding (i) the loss of one or more customers of any Abitibi Entity, (ii) a general decline in paper, pulp or lumber prices, (iii) the taking of down time to reduce capacity and (iv) general operating losses;
     “Material Adverse Effect” means (i) a material adverse effect on the financial condition, business, operations, assets or liabilities of ACI and its Subsidiaries taken as a whole or on the value of Charged Mills taken as whole, (ii) a material adverse effect on the ability of any Borrower or Designated Subsidiary to perform its obligations under any Credit Document, or, (iii) a material impairment of the rights or remedies of the Lenders under any Credit Document;
     “Mill EBITDA” means, in respect of any mill which is (or is being proposed to become) a Charged Mill, for any four-quarter period ending on the date Mill EBITDA is determined, gross sales less (i) cost of products sold, (ii) distribution costs, countervailing and antidumping duties, and (iii) selling, general and administrative expenses, which, in each case, are reasonably attributable to such mill;
     “Moody’s” means Moody’s Investor Service, Inc. and includes any successors thereto;
     “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by any Abitibi Entity or any ERISA Affiliate and which is covered by Title IV of ERISA;
     “Net Funded Debt” means, for any day, the sum of (i) Funded Debt and (ii) the outstanding amount of any Securitization Program, less (iii) cash and cash equivalents of ACI;

     “Net Funded Debt To Total Capitalization Ratio” means, for any day, the ratio expressed as a percentage of Net Funded Debt to Total Capitalization;
     “Net Income” means, for any period, the net income (loss) after allowance for minority interests as appearing on ACI’s consolidated financial statements as determined for such period in accordance with GAAP;
     “Net Tangible Assets” means, at any time, the aggregate of all assets of ACI less (i) current liabilities (other than Funded Debt classified as a current liability) and (ii) goodwill, in each case, as appearing on ACI’s consolidated financial statements and determined in accordance with GAAP;
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA;
     “Permitted Lien” means:
(a)	Liens imposed or arising by operation of law or resulting from a judgment, in each case, in respect of obligations not yet due or which have been postponed or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

(b)	pledges or deposits made in the ordinary course of business in connection with bids or tenders or to comply with the requirements of any legislation or regulation or any public utility’s policy applicable to the Person concerned or its business or assets;

(c)	Liens securing obligations incurred in connection with the purchase or the lease of any property (or any renewal, extension or replacement thereof), provided that any such Lien charges only the property purchased or leased and for an amount not in excess of the related obligation and that the aggregate of all outstanding amounts secured by such Liens does not at any time exceed for all Abitibi Entities 5% of Net Tangible Assets and provided further that no such property is part of the Charged Mills or material to the operations of such mills;

(d)	Liens on movable or personal property, securing obligations (or any renewal, extension or replacement thereof) in an amount equal to or less than the book value of such property, (x) acquired after the date hereof by an Abitibi Entity or (y) of a Person acquired or which becomes a Subsidiary after the date hereof, which Liens and obligations were created and incurred (respectively) prior to and not in anticipation of such acquisition, provided, in each case, that no such property is part of the Charged Mills or material to the operations of such mills;

(e)	Liens securing obligations under a Securitization Program, provided that such Liens charge only accounts receivable (including related guarantees and security)

sold pursuant to such program (except that Liens granted by a Securitization SPV may charge any of the assets of such Securitization SPV);

(f)	Liens on any assets (other than assets charged pursuant to the Security) granted by any Abitibi Entity to another Abitibi Entity;

(g)	Liens on any assets (other than assets charged pursuant to the Security) if at the same time all obligations of the Borrowers under this Agreement are equally and rateably secured by such Liens;

(h)	Liens on any assets (other than assets charged pursuant to the Security) if, after giving effect thereto, the sum of all obligations secured by Liens not otherwise permitted under this Agreement does not exceed for all Abitibi Entities an amount equal to 10% of Net Tangible Assets less the amount of Facility A; and;
(i)	Liens on current assets (other than assets charged pursuant to the Security) securing Funded Debt which is payable upon demand or matures by its terms less than 12 months from the date such Funded Debt was incurred;
     “Person” means any natural person, corporation, company, partnership, joint venture, limited liability company, unincorporated organization, trust or any other entity;
     “Plan” means an employee benefit or other plan established or maintained by any Abitibi Entity or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan;
     “Prime Rate” means, for any day, the greater of:
(a)	the annual rate of interest established by the Agent as being its reference rate then in effect for determining interest rates for commercial loans denominated in Dollars made in Canada; and

(b)	the CDOR Rate for bankers’ acceptances with a period of one month, plus 1.00%;
     “Prime Rate Loan” means a loan denominated in Dollars made pursuant to this Agreement and bearing interest at the Prime Rate, plus the Applicable Margin;
     “Release” when used as a verb includes release, spill, leak, emit, deposit, discharge, leach, migrate or dispose into the natural environment and the term “Release” when used as a noun has a correlative meaning, but does not include any emission or discharge pursuant to a valid Environmental Permit or otherwise in compliance with Environmental Laws;
     “Remedial Action” means any material action required under any applicable Environmental Law to:
(a)	clean up, remove, treat or in any other way remediate Hazardous Substances in the natural environment which are in violation of any Environmental Laws;

(b)	prevent any Release of Hazardous Substances where such Release would violate any Environmental Laws; or

(c)	perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in connection with any of the assets as required by any Environmental Laws;
     “S&P” means Standard and Poor’s Ratings Services and includes any successors thereto;
     “Securitization Program” means any program for the securitization of accounts receivable of any Abitibi Entity;
     “Securitization SPV” means any wholly-owned Subsidiary of ACI created for the sole purpose of and the business of which is confined to purchasing and selling or otherwise disposing of accounts receivable pursuant to a Securitization Program;
     “Security” means the Liens and Guarantees provided to or for the benefit of the Lenders and the Agent pursuant to this Agreement;
     “Security Documents” means any document or agreement evidencing or relating to the Security;
     “Solvent” means, with respect to any Person, that as of the date of determination:
(a)	(i) the sum of such Person’s indebtedness does not exceed all of its property, at a fair valuation; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay such Person’s indebtedness as it becomes due; (iii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iv) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, indebtedness beyond its ability to pay as and when due; and

(b)	such Person is “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers or conveyances.
     For purposes of this definition, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;
     “Subsidiary” means a Person that is under the Control of another Person;
     “Swingline Lender” means Canadian Imperial Bank of Commerce, as Lender, provided that the Borrowers will be entitled with the consent of the Agent to replace the Swingline Lender by another Lender who agrees to become the Swingline Lender;
     “Total Capitalization” means, for any day, the aggregate of Equity and the principal amount of Net Funded Debt at the time outstanding;

“US Base Rate” means, for any day, the greater of:

(a)	the annual rate of interest established by the Agent as being its reference rate then in effect for determining interest rates for commercial loans denominated in US Dollars made in Canada; and

(b)	the federal funds effective rate in effect on such day (and if such day is not a Business Day, then on the preceding Business Day), plus 1.00%; the term “federal funds effective rate” means the rate usually designated as such and as published by the Federal Reserve Bank of New York for the relevant Business Day, or if such rate is not available on any Business Day, the rate that the Agent is prepared to offer, at approximately 9:00 a.m. on such day, for overnight deposits in US Dollars in New York;
     “US Base Rate Loan” means a loan denominated in US Dollars and bearing interest at the US Base Rate, plus the Applicable Margin;
     “US Dollar” and the symbol “US$” mean lawful money of the United States;
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from the Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
1.2 Currency Conversions
     Where any amount expressed in any currency has to be converted or expressed in another currency, or where its equivalent in another currency has to be determined (or vice versa), the calculation is made at the exchange rate announced or quoted by the Bank of Canada at or around noon on the relevant date for the relevant currency against the other currency (or vice versa).
1.3 Accounting Terms and Calculations
     Unless otherwise provided, (i) terms and expressions of an accounting or financial nature have the respective meanings given to such terms and expressions under GAAP; (ii) calculations must be made in accordance with GAAP insofar as applicable, and (iii) financial ratios must be calculated on a consolidated basis of ACI.
1.4 Time
     Except where otherwise indicated in this Agreement, any reference to time means local time in Montréal, Québec.

1.5 Headings and Table of Contents
     The headings and the Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.
1.6 Governing Law
     This Agreement is governed by and construed in accordance with laws of the Province of Québec and the laws of Canada applicable therein.
1.7 Inconsistency
     In the event of inconsistency between this Agreement and any other Credit Document, the provisions of this Agreement must be accorded precedence.
2 - The Facilities
2.1 Facilities A and B
(a)	Upon fulfillment of the conditions precedent set forth in Section 9.1, each Lender individually agrees to make available to the Borrowers a revolving facility (“Facility A”) in a principal amount not to exceed its Commitment set out opposite its name on the signature pages. As at the date of this Agreement, the collective Commitments of the Lenders under Facility A aggregate to $550,000,000.

(b)	Upon fulfillment of the conditions precedent set forth in Sections 9.1 and 9.2, each Lender individually agrees to make available to the Borrowers a revolving facility (“Facility B”) in a principal amount not to exceed its Commitment set out opposite its name on the signature pages. As at the date of this Agreement the collective Commitments of the Lenders under Facility B aggregate to $150,000,000.
2.2 Availability
(a)	Facility A will revolve and, accordingly, Borrowings may be obtained, repaid and re-obtained under Facility A until the Facility A Maturity Date.

(b)	From the Facility B Availability Date, Facility B will revolve and, accordingly, Borrowings may be obtained, repaid and re-obtained under Facility B until the Facility B Maturity Date. However, Borrowings may be obtained by the Borrowers under Facility B only to the extent that Facility A is fully used at the time of such Borrowings. For purposes of determining whether Facility A is so fully used, any overdraft availability pursuant to Section 2.9 will be deemed to be utilized in its entirety.

(c)	Each of the Borrowers may obtain and, where applicable, convert or renew Borrowings under any of the Facilities without the concurrence of or notice to the other Borrower.
2.3 Extension of Facility B Maturity Date
(a)	The Borrowers may request that Facility B be extended for a 364-day period by delivering to the Agent a written notice to that effect prior to the 90th day preceding the Facility B Maturity Date. If all Lenders who have Commitments under Facility B agree to the extension request within 30 days from the receipt of such notice, the Agent will notify the Borrowers of same and the Facility B Maturity Date will be extended for a period of 364 days from the date of such notification. Subject to paragraph (b) below, unless all such Lenders agree to the extension request within said 30-day period, the Facility B Maturity Date will not be extended and the Borrowings under Facility B will be repayable on the then current Facility B Maturity Date.

(b)	If a group of Lenders whose Commitments amount in the aggregate to more than 66 2/3% (but less than 100%) of Facility B have agreed to an extension of the relevant Facility B Maturity Date within the 30-day period specified in Section 2.3(a), the Agent will notify ACI of same together with specifying the names of the Lenders who have not provided their consent (the “Dissenting Lenders”). After receipt of such notice and until the 15th Business Day prior to the Facility B Maturity Date, ACI will be entitled to exercise any of the following options (or a combination of them):
(i)	ACI may require that each such Dissenting Lender assign its rights under Facility B to another Lender who has agreed to assume the Commitment of such Dissenting Lender under Facility B and to consent to the extension, provided that no such assignment and assumption will be effective unless all amounts owed to such Dissenting Lender in respect of Facility B are paid to the latter by the assignee; Section 20.4 will apply (adapted accordingly) to the said assignment and assumption;

(ii)	ACI may cancel in its entirety the Commitment of each Dissenting Lender in respect of Facility B provided that no such cancellation will be effective unless all amounts owed to such Dissenting Lender in respect of Facility B are paid to the latter.
(c)	If the Commitments of all Dissenting Lenders in respect of Facility B have been assumed or cancelled in accordance with Section 2.3(b) within the period of time therein specified, the Agent will notify the Lenders of same and the Facility B

Maturity Date will be extended for a period of 364 days from the date of such notification. However, if the Commitments of all Dissenting Lenders in respect of Facility B have not been assumed or cancelled in accordance with Section 2.3(b) within such period of time, the Facility B Maturity Date will not be extended and the Agent will notify the Borrowers and the Lenders of same and of the fact that the Borrowings under Facility B must be repaid on the current Facility B Maturity Date.
2.4 Purpose
     The Borrowers will use the Facilities for general corporate purposes and to refinance the Existing Facilities.
2.5 Borrowing Options
     Borrowings may be obtained by any Borrower under each of the Facilities in the form of:
(a)	Prime Rate Loans;

(b)	Acceptances;

(c)	US Base Rate Loans;

(d)	Libor Loans; and

(e)	Letters of Credit.
2.6 Borrowing Base Limitations for Facility B
     The Borrowers must ensure that the aggregate amount of outstanding Borrowings (expressed in Dollars) under Facility B will not at any time exceed the lesser of (i) the amount of Facility B and (ii) the Borrowing Base. Accordingly, no Borrower may request a Borrowing if the making of such Borrowing would result in such limit being exceeded.
2.7 Borrowings Proportionate to Commitments
     Except as otherwise provided in this Agreement, each Borrowing will be made through the Agent at the Branch of Account and will be allocated by the Agent among the Lenders approximately in the proportion of their respective Commitments under the applicable Facility.
2.8 Notice of Borrowings
     To obtain a Borrowing, the Borrower concerned must give a notice to the Agent specifying:

(a)	the Facility to be utilized and the selected form of Borrowing;

(b)	the amount of the Borrowing, in multiples of $1,000,000 (or US$1,000,000) with a minimum of $20,000,000 (or US$20,000,000, as the case may be) per Borrowing;

(c)	the date of the Borrowing, which must be a Business Day; and

(d)	to the extent applicable, the period of the Borrowing.
     The notice must be given by telephone not later than 11:00 a.m. two Business Days prior to the Borrowing, except in the case of a Libor Loan where the notice must be given not later than 10:00 a.m. three Business Days prior to the date of such Libor Loan. Each telephone notice must be followed by a written confirmation on the same date, in the form of Schedule “D” or in any other manner as may be agreed between the Agent and the relevant Borrower.
2.9 Overdraft Utilizations with the Swingline Lender
(a)	The notice and minimum amount requirements otherwise applicable to Borrowings do not apply to Borrowings under Facility A in the form of Prime Rate Loans or US Base Rate Loans (as applicable) obtained from the Swingline Lender by way of overdrafts in accounts opened for such purpose with the Swingline Lender up to a maximum outstanding amount at any time not exceeding $75,000,000. Any cheque or payment instruction or debit authorization from the Borrower concerned and resulting in an overdraft in any such account will be deemed to be a request for such a Borrowing, in an amount that is sufficient to cover the overdraft.

(b)	The said accounts may include accounts of the Borrower concerned and of other Abitibi Entities in respect of which set-off and netting arrangements have been made with the Swingline Lender, including any notional account reflecting the such arrangements. The outstanding Borrowings owed to the Swingline Lender may be calculated after giving effect to said arrangements.

(c)	The Agent may also permit that Prime Rate Loans and US Base Rate Loans under Facility A be owing to the Lenders in proportions other than those of their respective Commitments under Facility A. However, the Agent may from time to time, and will upon the request of the Swingline Lender, make adjustments among the Lenders under Facility A so that all Borrowings under Facility A be approximately in the proportion of the respective Commitments of the Lenders (including the Swingline Lender) under Facility A.

(d)	For greater certainty, (i) this Section 2.9 does not authorize the Agent to allow that Borrowings owing to a Lender other than the Swingline Lender exceed the amount of the Commitment of such Lender under Facility A, and (ii) the aggregate amount of the Borrowings outstanding under Facility A (including Borrowings from the Swingline Lender) may not exceed the amount of Facility A.
2.10 Funding
(a)	At the request of the Agent, each Lender will promptly pay to the Agent such Lender’s share of any Borrowing made or to be made by the Agent on behalf of the Lenders and of any adjustment payable pursuant to Section 2.9(c). The Agent will promptly provide the Lenders with such information as may be necessary in order for the Lenders to make payments to the Agent and fund their respective shares of any Borrowing.

(b)	Any amount to be paid by a Lender to the Agent must be available to the Agent at the Agent’s Office by 2:00 p.m. on the applicable day. Any amount to be disbursed by the Agent to a Borrower will be made available to the relevant Borrower by crediting such Borrower’s account at the Branch of Account or at any other place to be agreed upon from time to time between the relevant Borrower and the Agent.
2.11 Lender’s Failure to Fund
     If a Lender fails to advance its share of any Borrowing and, despite such failure, the Agent advances such amount to a Borrower, the Agent may recover such amount from such Lender or, if it is unable to do so, from such Borrower, with interest from the date of disbursement at the rate applicable to Borrowings in the same form. Nothing in this Section obliges the Agent to fund any Borrowing or advance any sums on behalf of a Lender who has failed to comply with its obligations.
2.12 Conversions and Renewals
(a)	A Borrower may convert from one form of permitted Borrowings to another form of permitted Borrowings the whole or any part of the outstanding Borrowings under the relevant Facility, provided that (i) Acceptances and Libor Loans may not be converted prior to the maturity of their respective periods and (ii) Letters of Credit may not be converted.

(b)	Sections 2.5 to 2.11 apply to a conversion or a renewal with such modifications as may be required.

(c)	Unless they are repaid, converted or renewed upon the maturity date of their respective periods, (i) Acceptances will then become Prime Rate Loans for the face amount of such Acceptances and (ii) Libor Loans will then become US Base Rate Loans.

(d)	Any conversion to Borrowings in another currency is effected by the repayment of the Borrowings to be so converted and by the re-borrowing of an equivalent amount in the other currency.
2.13 Limitations on Lender’s Obligation to Fund
     Each Lender’s obligation to fund Borrowings is limited to such Lender’s Commitment under the relevant Facility. The obligations of the Lenders hereunder are not solidary and are not joint and several, and no Lender is responsible for the obligations of any other Lender.
2.14 Increase of Facility B
(a)	At any time after the execution of this Agreement but no later than the 90th day preceding the Facility B Maturity Date and provided that the aggregate amount of the Facilities has not then been reduced (otherwise than by way of a temporary reduction pursuant to Section 10.3), ACI may, by notice to the Agent, request an increase up to $115,000,000 in the aggregate amount of the Facilities (an “Increase”). The notice must specify:
(i)	the amount of the proposed Increase, which must be a multiple of $5,000,000, provided that the aggregate amount of all Increases made pursuant to this Section 2.14 may not exceed $115,000,000; and

(ii)	the names of the Persons who have accepted to participate in the Increase and the amount of their participation, provided that if any such Person is not already a Lender, said Person would qualify as a permitted assignee under Section 20.4 and its participation would meet the requirements of such Section as if the participation were an assignment made hereunder.
(b)	Promptly after the giving of such notice, the Agent, the Borrowers, the Lenders and the Persons who have accepted to participate in the Increase will execute an amendment to this Agreement providing that:
(i)	Facility B will be increased by the amount of the Increase;

(ii)	each Person who has accepted to participate in the Increase will have a Commitment under the Facilities equal to the amount of its participation in the Increase (or an additional Commitment equal to such amount in the case of a Person who is already a Lender);

(iii)	the total Commitment of each new or existing Lender will be allocated or reallocated (as applicable) between Facility A and Facility B pro rata to the respective amounts of Facility A and B; and

(iv)	the new and existing Lenders will make among themselves such assignments of Borrowings or adjustments as are necessary to ensure that all outstanding Borrowings under any Facility are owed to the Lenders under such Facility in the proportion of their respective Commitments.
and containing such other provisions as may be necessary to give effect to the Increase, including conditions precedent to the effectiveness of the Increase such as the absence of a Default and the delivery of legal opinions.

(c)	For greater certainty, (i) nothing in this Section is intended to commit any Lender to participate or the Agent to arrange for a participation in an Increase, and (ii) the aggregate amount of all Increases made pursuant to this Section 2.14 may not exceed $115,000,000.
3 - Acceptances
3.1	Period and Amounts

Acceptances
(a)	are for periods of one, two, three or six months or such other periods as may be agreed to by all Lenders, but must mature on a date which is a Business Day and which is no later than the maturity date of the applicable Facility;

(b)	are denominated in Dollars, with a minimum of $20,000,000 per issue, provided that the Agent may round each Lender’s allocation of such issue to the nearest $1,000 increment;

(c)	constitute outstanding Borrowings for their face amount;

(d)	do not bear interest nor carry any days of grace; and

(e)	may be discounted by the Lenders for their own account or may be sold to third parties.
3.2	Disbursement
(a)	The amount to be disbursed to a Borrower with respect to Acceptances discounted by the Lenders is the Discounted Proceeds of such Acceptances, less the applicable acceptance fee.

(b)	In the case of an issue of Acceptances for the purposes of replacing existing Borrowings, the Borrower concerned must, concurrently with such issue, pay to the Agent an amount equal to the aggregate amount of the Borrowings so replaced. The amount so paid to the Agent will be applied to the portion of the Borrowings which have been replaced by such Acceptances.

3.3	Power of Attorney
(a)	Upon any issue of Acceptances, each Lender is authorized to sign, complete, endorse and deliver on behalf of a Borrower the Acceptances to be issued and to do all things necessary or useful in order to facilitate such issuance. The Agent is also authorized to make the necessary arrangements for the negotiation and delivery of Acceptances intended to be sold on the money market.

(b)	In the case of an issue of Acceptances by way of promissory notes to the order of Lenders who do not customarily accept banker’s acceptances (as provided in paragraph (b) of the definition of Acceptances), a Borrower will be deemed to have issued the corresponding notes to such Lenders, without the necessity of physical execution and delivery of any note.
3.4	Depository Bills
     A Lender who accepts Acceptances that are “depository bills” within the meaning of the Depository Bills and Notes Act (Canada) may deposit same with the Canadian Depository for Securities Limited (“CDS”) and such Acceptances may be dealt with in accordance with the rules and procedures of CDS.
3.5	Availability
     The availability of Acceptances is subject to funds being available for such purpose in the Canadian money market; the Agent will notify the Borrowers if Acceptances cease to be so available as well as when availability resumes. The Borrowers must ensure that no more than 25 different issues of Acceptances and Borrowings by way of Libor Loans under the Facilities are outstanding at any time.
4 - Libor Loans
4.1	Amounts and Periods
(a)	Libor Loans may be obtained for periods of one, two, three or six months or such other periods as may be agreed to by all Lenders, but must mature on a Business Day which is not later than the maturity date of the relevant Facility;

(b)	Libor Loans must be in multiples of US$1,000,000, with a minimum of US$20,000,000 per Borrowing; and

(c)	The Borrowers must ensure that no more than 25 different Borrowings by way of Libor Loans and issues of Acceptances are outstanding at any time under the Facilities.

4.2	Changed Circumstances
If a Lender determines that:
(a)	it is unable to obtain US Dollars in the London inter-bank market,

(b)	a law, regulation, administrative decision or guideline, or a Court decision has made it unlawful or prohibits such Lender from making or maintaining Libor Loans, or has imposed costs or constraints on such Lender that do not exist on the date hereof in respect of Libor Loans, or

(c)	Libor is less than its effective funding cost for making or maintaining Libor Loans, the Lender may so notify the Agent and the Borrower concerned and no new Borrowing by way of Libor Loans in the applicable currency, no conversion into Libor Loans and no renewal of Libor Loans may be made with such Lender from the date of the notice until the cause of such determination has ceased to exist. In any such case, Borrowings with such Lender that otherwise would have been made by way of Libor Loans will be made by way of US Base Rate Loans, notwithstanding Section 2.7.
4.3	Conversion Prior to Maturity
     If it becomes unlawful or prohibited for a Lender to maintain Libor Loans, all Libor Loans owed to such Lender will become US Base Rate Loans on the date of the notice given pursuant to Section 4.2.
5 - Letters of Credit
5.1	Availability
     Letters of Credit will be issued by the Issuing Lender in Dollars, US Dollars or any other freely tradable currency acceptable to the Issuing Lender, for such transactions and on such terms and conditions as are mutually agreed upon between the Borrower concerned and the Issuing Lender and are not inconsistent with the provisions of this Article 5. Letters of Credit are available only up to an aggregate outstanding amount at any time not exceeding $150,000,000.
5.2	Maturity of Letters of Credit
     Except with the consent of all Lenders, no Letter of Credit may mature more than 365 days after the date of its issue (or renewal) or after the Facility A Maturity Date.
5.3	Borrowings
     Any Letter of Credit constitutes from the date of its issue an outstanding Borrowing under Facility A or Facility B, as applicable, in a principal amount equal to the maximum amount of the obligation of the Issuing Lender thereunder. The Issuing Lender will notify the Agent of the issue of any Letter of Credit at least one Business Day prior to the date of such issue.
5.4	Payments under Letters of Credit
     Each amount paid by the Issuing Lender under a Letter of Credit will constitute, as of the date of payment, a Prime Rate Loan, if the payment is made in Dollars or in a currency other than the US Dollar, and a US Base Rate Loan if the payment is made in US Dollars. Any such loan will be allocated among the Lenders pro rata to their respective Commitments under the applicable Facility. Each Lender must fund such loan by remitting to the Agent (for the account of the Issuing Lender) the amount of its share of such loan. The provisions of Section 2.11 will apply in the event of non-disbursement by a Lender.
5.5	Currency Conversion
     If the Issuing Lender has paid an amount under a Letter of Credit in a currency other than the Dollar or the US Dollar, such amount will be converted into the applicable currency (as specified in Section 5.4) on the date of payment.
5.6	Indemnity
     The Borrower concerned will pay all reasonable costs incurred and indemnify the Issuing Lender, the Agent and the Lenders in respect of any loss or damage suffered by them in connection with Letters of Credit, including legal fees and other costs of litigation, except for any loss, damage or cost resulting from wilful misconduct or gross negligence of the Issuing Lender, the Agent or the Lenders.
5.7	I.C.C. Rules
     Unless otherwise provided in this Agreement or in any agreement relating to their issue, Letters of Credit are governed by the Uniform Customs and Practice for Documentary Credits (I.C.C. Publication 500, 1993 revision).
5.8	Deemed Utilizations
     Concurrently with the initial Borrowing hereunder, the letters of credit listed in Schedule “E” will be deemed to be Letters of Credit issued at the request of the applicable Borrower and outstanding under this Agreement. Such letters of credit were issued by issuing lenders under the Existing Facilities. It will be the responsibility of the applicable Borrower to negotiate with such lenders any reimbursement which may be made to it with respect to the non-accrued portion of any fee previously paid in respect of any such letter of credit. From the date of the initial Borrowing hereunder, the provisions of Sections 6.3 and 6.4 in respect of Letters of Credit fees and charges will apply to the letters of credit listed in Schedule “E” as if the term of such letters of credit had commenced on such date. Accordingly, letters of credit fees payable pursuant to Section 6.3 in respect of the letters of credit listed in Schedule “E” will accrue from the date of the initial Borrowing hereunder.
6 - Fees And Interest
6.1	Agency Fee
     The Borrowers must pay to the Agent, for its own account, an annual agency fee in an amount agreed to between the Borrowers and the Agent in a separate agreement.
6.2	Commitment Fees
     The Borrowers must pay, concurrently with the execution of this Agreement, the commitment fees specified in the commitment fee letter executed by the Borrowers prior to the date of this Agreement.
6.3	Letter of Credit Fees
     The Borrower concerned must pay a fee for each Letter of Credit issued under the Facilities. The fee for each Letter of Credit will be at an annual rate equal to the Applicable Rate. Fees are calculated on the face amount of each Letter of Credit for the number of days included in the period of same subject to a minimum of $250 (or US $250 for any Letter of Credit in US Dollars). Any such fee must be paid to the Agent quarterly in arrears on the first Business Day of the following quarter, for distribution to the Lenders pro rata to their Commitments under the relevant Facility. Concurrently with the payment of any such fee, the Borrower concerned must also pay to the Agent (for the account of the Issuing Lender) a fronting fee at an annual rate equal to 0.125%, calculated as aforesaid.
6.4	Administrative Charges with respect to Letters of Credit
     The Borrower concerned must pay to the Issuing Lender administrative charges in connection with Letters of Credit at the rates and on the terms generally applicable to the other customers of such Issuing Lender.
6.5	Standby Fee
     The Borrowers must pay to the Agent, for distribution to the Lenders pro rata to their Commitments under Facility A and Facility B, a standby fee on the unused portion of Facility A and Facility B. The standby fees will be calculated daily at a rate equal to the Applicable Rate and will be payable quarterly in arrears on the first Business Day of the following quarter. For greater certainty, (i) the unused portion of Facility A will be calculated without taking into account any temporary reduction of Facility A pursuant to Section 10.3, and (ii) the standby fee on the unused portion of Facility B will accrue from the date of this Agreement and not from the Facility B Availability Date.
6.6	Usage Fee
     If, on any day, the aggregate of all outstanding Borrowings under the Facilities exceeds 50% of the aggregate amount of all Commitments under the Facilities, the Borrowers will pay a usage fee at the annual rate of 0.25% calculated on the aggregate amount of the Borrowings under the Facilities which are outstanding on such day. The usage fee will be payable to the Agent quarterly in arrears on the first Business Day of the following quarter, for distribution to the Lenders pro rata to their Commitments under the Facilities. For greater certainty, prior to the Facility B Availability Date, the aggregate amount of all Commitments will be calculated (i) including the Commitments under Facility B, but (ii) without taking into account any temporary reduction of Facility A pursuant to Section 10.3.
6.7	Acceptance Fees
     Upon the issue of any Acceptance, the Borrower concerned must pay to the relevant Lender (or to the Agent for the account of such Lender) an acceptance fee at an annual rate equal to the Applicable Rate. The acceptance fee will be calculated on the face amount of the applicable Acceptance and for the number of days included in the period of same.
6.8	Interest on Prime Rate Loans
     Prime Rate Loans bear interest until they are converted or repaid in full (both before and after any Event of Default or judgment) at the Prime Rate in effect from time to time, plus the Applicable Margin. Such interest is payable monthly in arrears on the first Business Day of the following month.
6.9	Interest on US Base Rate Loans
     US Base Rate Loans bear interest until they are converted or repaid in full (both before and after an Event of Default or judgment) at the US Base Rate in effect from time to time, plus the Applicable Margin. Such interest is payable monthly in arrears on the first Business Day of the following month.
6.10	Interest on Libor Loans
     Each Libor Loan bears interest at the Libor applicable to each such loan, plus the Applicable Margin. Such interest is payable at the maturity of the period of the loan or, if the period of such loan is more than three months, at three-month intervals during the period of the loan.

6.11	Calculation of Interest Rates
(a)	Interest rates and fees to which Applicable Margins or Rates apply are annual rates and are calculated daily on the basis of a 365-day year, except for Libor Loans, where rates are calculated on the basis of a 360-day year.

(b)	For the purposes of the Interest Act (Canada) only, the annual rate of interest equivalent to a rate otherwise calculated under this Agreement is equal to the rate so calculated multiplied by the actual number of days included in a given year and divided by 365 days (or by 360 days, in the case of a rate calculated on the basis of a 360-day year).
6.12	Interest on Arrears
(a)	Any amount (other than an amount due on account of principal or interest) which is not paid when due will bear interest at the Prime Rate in effect from time to time, plus the Applicable Margin increased by 2%, in the case of an amount to be paid in Dollars, and at the US Base Rate in effect from time to time, plus the Applicable Margin increased by 2%, in the case of an amount to be paid in US Dollars or any other currency.

(b)	Any interest which is not paid when due will bear interest at the rate that has been used to calculate such unpaid interest.

(c)	Interest on arrears is compounded monthly and is payable on demand.
7 - Repayment, Prepayment and Cancellation
7.1	Repayment of the Facilities
     The Borrowers must repay in full the outstanding Borrowings and pay all other amounts owing under Facility A on the Facility A Maturity Date. The Borrowers must repay in full the outstanding Borrowings and pay all other amounts owing under Facility B on the Facility B Maturity Date.
7.2	Mandatory Prepayments
     The Borrowers must make such prepayments as may be necessary to ensure that the aggregate of outstanding Borrowings (expressed in Dollars) under Facility B will not at any time exceed the lesser of (i) the amount of Facility B and (ii) the Borrowing Base.
7.3 Optional Prepayments
(a)	The Borrowers may at any time make prepayments on Borrowings outstanding under any of the Facilities without affecting their right to re-borrow under the applicable Facility up to its maximum available amount. Except for prepayments applied to overdraft utilizations made pursuant to Section 2.8, (i) prepayments will at all times be applied firstly to Facility B and then to Facility A, and (ii) the notice and amount requirements set forth in Section 2.8 (adapted accordingly) apply to prepayments.

(b)	No prepayment may be made in respect of Acceptances or Libor Loans before the maturity date of their respective periods.
7.4	Exchange Rate Fluctuations
     If, at any time, due to fluctuations in the rate of exchange of a currency against another currency, the outstanding amount of the Borrowings under any Facility, expressed in Dollars, exceeds the then maximum amount of such Facility, expressed in Dollars, the Borrower concerned must pay to the Agent, three Business Days following a demand to that effect, the amount of such excess. However, no such demand will be made as long as the excess is not more than 2%.
7.5	Letters of Credit
     For greater certainty, if Letters of Credit issued under any Facility are outstanding on the maturity date of such Facility or on the date the indebtedness of the Borrowers becomes repayable pursuant to Section 16.2, the aggregate amount of such outstanding Letters of Credit will be included in the Borrowings to be repaid on any such date. However, if any such Letter of Credit expires or is cancelled without having been drawn, the amount repaid in respect of same will be reimbursed to the Borrower concerned but only after performance of all other obligations of, and payment of all other amounts payable by, the Borrowers or the Designated Subsidiaries under the Credit Documents.
7.6	Optional Reduction of the Facilities
     ACI may, on giving not less than 10 Business Days prior notice to the Agent, permanently reduce the aggregate amount of the Facilities by amounts of not less than $20,000,000. Any such reduction will be applied first to Facility B and then to Facility A. The notice of reduction must specify the amount of the reduction and the Business Day when the reduction will be become effective. On such date, the Borrowers must make a repayment in an amount sufficient for the outstanding Borrowings under the Facilities not to exceed the new lesser amount of such Facilities.

8 - Place and Currency of Payment
8.1	Payments to the Agent
     Unless otherwise specified, (i) all payments to be made by a Borrower must be made to the Agent at the Branch of Account, and (ii) all payments made to the Agent will be deemed to have been made to the Agent for the rateable benefit of the applicable Lenders. Any payment due by a Borrower may be charged to an account maintained by such Borrower with the Agent.
8.2	Time of Payments
     Any payment that is due on a day that is not a Business Day may be made on the next Business Day but will bear interest until received in full. All payments must be made in funds which are immediately available on the date on which payment is due.
8.3	Currency
     Unless otherwise provided, (i) all amounts owing under any Borrowing are payable in the currency of such Borrowing, (ii) Letter of Credit fees are payable in Dollars, except that any such fee owing as a result of a Letter of Credit issued in US Dollars is payable in US Dollars, (iii) standby fees and usage fees are payable in Dollars, and (iv) all other amounts are payable in Dollars or US Dollars, as may be specified by the Agent.
8.4	Judgment Currency
     If a judgment is rendered against a Borrower for an amount owed hereunder and if the judgment is rendered in a currency (“other currency”) other than that in which such amount is owed under this Agreement (“currency of the Agreement”), such Borrower will pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess (i) of the said amount owed under this Agreement, expressed into the other currency as at the date of payment of the judgment, over (ii) the amount of the judgment. For the purposes of obtaining the judgment and making the calculation referred to in (i), the exchange rate will be the rate announced or quoted by the Bank of Canada at or around noon, on the relevant date, for converting the currency of the Agreement to obtain the other currency. Any additional amount owed under this Section will constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment will not constitute res judicata in that respect.
8.5	Payments Net of Taxes
(a)	If a Borrower, the Agent or any Lender is compelled by law to make any withholding or deduction due to any tax or if a Lender is liable to pay tax in respect of any payment due or made by a Borrower, the Borrower concerned must pay to the Agent or such Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction or tax (including in the absence of any additional withholding or deduction or tax in respect of any additional amount payable pursuant to this Section). However, this Section 20.8 will not apply in respect of a tax on the overall net income or capital of a Lender.

(b)	Notwithstanding Section 8.5(a), the Borrowers will not be required to pay any such additional amounts in respect of taxes to any Lender who is not a Canadian qualified lender, unless (i) the Borrowers have consented to such Lender benefiting from Section 8.5(a) or (ii) after the occurrence of and during the continuance of an Event of Default. For the purpose hereof, “Canadian qualified lender” means a Lender who (i) is not a “non-resident” within the meaning of the Income Tax Act (Canada), or (ii) is an “authorized foreign bank” within the meaning of the Bank Act (Canada) but only in respect of amounts paid or credited hereunder in respect of its “Canadian banking business” within the meaning of the Income Tax Act (Canada).
9 - Conditions Precedent to Borrowings
9.1	Conditions Precedent to the Initial Borrowing under Facility A
     Facility A will not be available and the Borrowers may not obtain any Borrowing under Facility A until the following conditions precedent have been fulfilled to the satisfaction of the Agent and Lenders:
(a)	the Agent and the Lenders must have received, in form and substance satisfactory to them, each of the following documents:
(i)	a copy of the constitutive documents of each of the Borrowers;

(ii)	a certificate of good standing in respect of each of the Borrowers;

(iii)	a copy of the documents evidencing the authority and attesting to the authenticity of the signatures of the Persons acting on behalf of each of the Borrowers;

(iv)	the Security Documents required to be delivered pursuant to Article 10 (except Sections 10.2 and 10.4);

(v)	a compliance certificate in the form of Schedule “F”;

(vi)	a direction of payment for the repayment of the Existing Facilities;

(vii)	a certificate evidencing the insurance coverage required to be maintained by the Abitibi Entities pursuant to this Agreement; and

(viii)	legal opinions addressed to the Agent and the Lenders from counsel to the Borrowers and counsel to the Agent, relating to such matters as the Agent and the Lenders may reasonably require.
(b)	all fees and expenses owing by the Borrowers to the Agent and the Lenders at the time of execution of this Agreement and all fees and expenses of the Agent’s counsel in connection with the Credit Documents must have been paid in full.
9.2	Conditions Precedent to Initial Borrowing under Facility B
     Facility B will not be available and the Borrowers may not obtain any Borrowings under Facility B until the conditions precedent set forth in Section 9.1 as well as the following conditions precedent have been fulfilled to the satisfaction of the Agent and the Lenders (the date on which the Agent confirms that such conditions precedent have been fulfilled being the “Facility B Availability Date”):
(a)	the Agent and the Lenders must have received, in form and substance satisfactory to them, each of the following documents:
(i)	a 10-Business Day prior written notice from the Borrowers specifying the proposed Facility B Availability Date;

(ii)	a copy of the constitutive documents of each of the Designated Subsidiaries;

(iii)	a certificate of good standing in respect of each of the Designated Subsidiaries;

(iv)	a copy of the documents evidencing the authority and attesting to the authenticity of the signatures of the Persons acting on behalf of each of the Designated Subsidiaries;

(v)	the Security Documents required to be delivered pursuant to Article 10 in respect of Facility B;

(vi)	a compliance certificate in the form of Schedule “F” and a Borrowing Base Report as at the last Business Day of the month preceding the proposed Facility B Availability Date but giving effect to the foregoing clause (v);

(vii)	a description of the accounts receivable subject to any Securitization Program which will be in effect on the proposed Facility B Availability Date, such description to also include the amount and term of any such program as well as a summary of the termination events thereunder; and

(viii)	legal opinions addressed to the Agent and the Lenders from counsel to Borrowers and the Designated Subsidiaries and counsel to the Agent,

relating to such matters as the Agent and the Lenders may reasonably require;
(b)	all fees and expenses owed by the Borrowers and the Designated Subsidiaries to the Agent and the Lenders and of the Agent’s counsel in connection with the Credit Documents must have been paid in full.
9.3	Conditions Precedent to All Borrowings
The Borrowers may not obtain any Borrowing or convert or renew any Borrowing:
(a)	if the Agent has not received timely notice of such Borrowing, conversion or renewal; or

(b)	if a Default has occurred and is continuing.
Each notice of Borrowing or of the renewal or conversion of a Borrowing constitutes a certification by the Borrowers that no Default has occurred and is continuing.
9.4	Waiver of Conditions Precedent
     The conditions precedent provided for in this Article are for the sole benefit of the Agent and the Lenders. The Agent and the Lenders may waive such conditions precedent, in whole or in part, with or without conditions, without prejudice to any other or future rights that they might have against the Borrowers and any other Person.
9.5	Special Waiver in respect of the Security
     Notwithstanding clauses (iv) and (viii) of Section 9.1 (a), delivery of title opinions and certificates of location will become a condition precedent to Borrowings only from the 91st day following the date of this Agreement. The Borrowers undertake to provide such opinions and surveys to the Lenders as soon as practicable, but no later than the 90th day following the date of this Agreement. The Borrowers also undertake to correct within a reasonable time any material deficiency revealed by title opinions and certificates of location relating to immovable property.
9.6	Early Termination of the Commitments
     If all of the conditions precedent set forth in Section 9.1 (but subject to Section 9.5) have not previously fulfilled or waived, the Lenders’ Commitments will terminate on October 15, 2005.

10 - Security
10.1	Guarantees by Borrowers
(a)	Each of ACI and ACCC will be at all times solidarity (i.e. jointly and severally) liable for all Borrowings owed by and all obligations of any Borrower under this Agreement and any other Credit Document. Each of ACI and ACCC waives all benefit of division or discussion and will be liable to the Agent and the Lenders in the same manner and with the same force as if it had been the primary debtor of all such Borrowings and obligations. In particular, but without limitation, each of ACI and ACCC will be liable to pay on its due date any amount owing hereunder or under any other Credit Document, without notice or demand and without any requirement that it be notified or informed of the time or manner of Borrowings and repayments by any Borrower.

(b)	The liability of ACI and ACCC under this Section 10.1 will not be released, reduced or affected by reason of any waiver or extension granted by the Lenders without the consent of ACI or ACCC or by reason of any release of or any stay of proceedings against any Borrower pursuant to any law relating to bankruptcy, insolvency, restructuration or affecting creditors’ rights or by reason of any circumstance which might otherwise constitute a defence available to, or a discharge of, any Borrower.

(c)	None of ACI and ACCC will be entitled to exercise any subrogation in the rights of the Lenders by reason of a payment made pursuant to this Section 10.1 until all Lenders will have been paid in full of all monies owed to them by the Borrowers hereunder or any other Credit Document.
10.2	Guarantees by Designated Subsidiaries
     Each Designated Subsidiary must guarantee in favour of the Agent and the Lenders the performance of all obligations of the Borrowers under Facility B.
10.3	Facility A Security
(a)	To secure the performance of the obligations of the Borrowers under Facility A, ACCC must provide in favour of the Agent and the Lenders security on ACCC’s shares in Manicouagan Power Company;

(b)	To secure the performance of the obligations of the Borrowers under Facility A, ACCC must provide in favour of the Agent and the Lenders security over:
(i)	the value-added papers mill of ACCC located in Alma, Québec including related assets necessary for the operation of such mill;

(ii)	the newsprint mill of ACCC located in Amos, Québec including related assets necessary for the operation of such mill;

(iii)	the Laurentide value-added papers mill of ACCC located in Grand-Mére, Québec including related assets necessary for the operation of such mill;

(iv)	the newsprint mill of ACCC located in Baie-Comeau, Québec including related assets necessary for the operation of such mill.
Each such mill and other mills (together with related assets) which will become subject to the Security as contemplated by this Section 10.3 is called herein a “Charged Mill”.
(c)	If the Charged Mills EBITDA is less than the Charged Mills EBITDA Threshold (hereafter, the “shortfall”) at the end of two consecutive quarters, the Borrowers may exercise within 3 months from such time (the “option period”) any one of the following options:
(i)	permanently reduce Facility A by an amount equal to four times the amount of the shortfall and increase Facility B by an amount which is a multiple of $1,000,000 but does not exceed the amount by which Facility A has been reduced;

(ii)	temporarily reduce Facility A by an amount equal to four times the amount of the shortfall; or

(iii)	grant security on another mill or other mills provided that this option may only be exercised if such other mill or mills are located in Canada or the United States and are acceptable to the Majority Lenders and if the grant of such security results in the Charged Mills EBITDA being equal to or greater than 110% of the Charged Mills EBITDA Threshold at the end of the option period;
(d)	Upon the occurrence of an event resulting or likely to result in an interruption of the operations of a Charged Mill for a period of at least 180 days (by reason of a closure, a casualty or any other cause), the Mill EBITDA for such Charged Mill will be deemed to have been zero from and including the last day of the quarter immediately preceding the quarter in which such event has occurred.

(e)	Concurrently with the grant of any security on Charged Mills, ACI must provide to the Agent a certificate by an Authorized Officer (i) confirming that the grant of such security does not breach the terms of any of the indentures governing outstanding notes or debentures issued or guaranteed by ACI (the “indentures”) and (ii) setting forth the calculations supporting such confirmation.

(f)	If the Borrowers are willing to exercise the option of Section 10.3(c)(iii) and the conditions permitting the exercise of such option are met but the grant of security pursuant to such clause would result in a breach of the terms of any of the indentures, then the Borrowers may permanently or temporarily reduce Facility A to the maximum amount that would allow such security to be granted without causing such breach.

(g)	Upon any permanent or temporary reduction of Facility A, the Charged Mills EBITDA Threshold will be reduced by an amount representing 25% of the amount of the reduction of Facility A. In the event of any such reduction of the Charged Mills EBITDA Threshold in circumstances where the Borrowers are willing to exercise the option of Section 10.3(c)(iii), they will be required to grant additional security only to the extent the provisions of said Section would still require the grant of such security after giving effect to the reduction.

(h)	If the Borrowers are willing to exercise the option of Section 10.3(c)(iii) but any mill proposed by the Borrowers to be given as security is not acceptable to the Majority Lenders, then the Borrowers may exercise the option of Section 10.3(c)(i) or of
Section 10.3(c)(ii).

(i)	If the Borrowers do not exercise any of the options provided in Section 10.3(c) before the expiry of the option period, then Facility A will be reduced by an amount equal to four times the amount of the shortfall, effective on the first Business Day following the expiry of the option period.

(j)	Concurrently with any permanent or temporary reduction of Facility A pursuant to Section 10.3, the Borrowers will make a repayment on Borrowings outstanding under Facility A in an amount sufficient for such Borrowings not to exceed the new amount of Facility A.

(k)	In the event of a temporary reduction of Facility A, the Borrowers may thereafter, by a 10-day prior notice to the Agent, increase Facility A by the amount of the reduction and increase the Charged Mills EBITDA Threshold to its previous amount but only if, after giving effect to such increases, the Charged Mills EBITDA was equal to or greater than 110% of the Charged Mills EBITDA Threshold at the end of the last and the next to the last quarters immediately preceding the quarter in which the notice is given.

(l)	Any increase in Facility B and any permanent or temporary reduction of Facility A pursuant to this Section 10.3(c) will be allocated among the Lenders under Facility A pro rata to their Commitments under Facility A.
10.4	Facility B Security
     To secure the performance of the obligations of the Borrowers under Facility B, each of the Borrowers and the Designated Subsidiaries must provide in favour of the Agent and the

Lenders security over their present and future inventory located in Canada and their accounts receivable due by customers located in Canada and the United States. To the extent they wish to increase the Borrower Base, the Borrowers and the Designated Subsidiaries may also elect to grant security over all or part of their present and future inventory located in the United States and their accounts receivable due by customers located in the other countries listed in clause (a) of the definition of Borrowing Base.
10.5	Insurance
     The Borrowers will cause the Agent (or its representative) to be named as first loss payee on all insurance policies relating to the property and assets covered by the security. Each policy covering immovable property and equipment must contain a “mortgage clause”.
10.6	Securitization Program
     In connection with any Securitization Program, the Agent will be authorized without any further consent of the Lenders to execute on behalf of the Lenders an intercreditor agreement between the Lenders and the relevant securitization providers for the purposes of determining the respective rights and priorities of the Lenders and such securitization providers over the accounts receivable (and proceeds thereof) of the relevant Abitibi Entities.
10.7	Validity of the Security and Contents of Security Documents
     The Security must be perfected and first-ranking at all times with respect to all property intended to be covered thereby, subject however to Permitted Liens. Each Security Document must be in form and substance satisfactory to the Agent and remain valid and in force at all times. The Security Documents will include such corporate documents, consents, legal opinions, Lien searches and certificates of location or surveys as the Agent may reasonably require.
10.8	Release of the Security
     In the event of a disposition to any non-Abitibi Entity permitted by and complying with Section 13.3(b)(iii) of property subject to the Security, the Agent will be authorized without any further consent of the Lenders to release the Security with respect to such property and to execute on behalf of the Lenders any instrument evidencing such release.

11 - Representations and Warranties
Each of the Borrowers represents and warrants that:
11.1	Corporate Existence and Capacity

Each of the Abitibi Entities
(a)	is a Person duly constituted and organized, validly existing and in good standing under the laws of the jurisdiction of its constitution;

(b)	has all requisite corporate or other power necessary to own its assets and carry on its business as now being or as proposed to be conducted; and

(c)	is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify could reasonably be expected to have a Material Adverse Effect.
11.2	Authorization and Validity
     Each Borrower and Designated Subsidiary has all necessary power, authority and legal right to execute, deliver and perform its obligations under the Credit Documents to which it is a party, has duly authorized by all necessary action the execution, delivery and performance of its obligations under such Credit Documents and has duly and validly executed and delivered the Credit Documents to which it is a party. The obligations of each Borrower and Designated Subsidiary under the Credit Documents to which it is a party constitute legal, valid and binding obligations of such Borrower and Designated Subsidiary.
11.3	No Breach
     The execution and delivery of the Credit Documents and the performance by the Borrowers and Designated Subsidiaries of their respective obligations thereunder will not conflict with, result in a breach of or require any consent under, (i) their constitutive documents or by-laws, (ii) any applicable law or regulation, (iii) any order, injunction or decree of any court or governmental authority or agency, or (iv) any material agreement or instrument to which any Borrower or Designated Subsidiary is a party or by which it or any of its property is bound.
11.4	Approvals
     Except for filings or registrations required to perfect the Security, no authorization, approval or consent of, nor any filing or registration with, any governmental or regulatory authority or agency, is necessary for the execution, delivery or performance by each Borrower and Designated Subsidiary of the Credit Documents to which it is a party or to ensure the legality, validity or enforceability thereof.
11.5	Compliance with Laws and Permits
     Each of the Abitibi Entities (i) is in compliance in all material respects with all laws and regulations applicable to it and its business and assets, including Environmental Laws, (ii) holds all material permits, licenses, approvals, consents and other authorizations required under all such laws and regulations to own its assets and to carry on its business as now being or as proposed to be conducted, except where such non-compliance or failure could not reasonably be expected to have a Material Adverse Effect.
11.6	Title to Assets
     The property and assets of the Abitibi Entities, taken as a whole, are not subject to title defects or restrictions which could materially and adversely impair their value or normal use. The Abitibi Entities own or have rights of use for all property and assets (including intellectual property) necessary to carry on their businesses, except where such failure to own or to have such rights of use could not reasonably be expected to have a Material Adverse Effect.
11.7	Fibre Supply Arrangements
     The fibre supply arrangements available to the Borrowers provide sufficient volumes to sustain the operations of each Charged Mill.
11.8	Litigation
     There are no legal or arbitration proceedings at law or in equity, or any proceedings by or before any governmental or regulatory authority or agency, or, to the best of its knowledge, any claim or investigation under Environmental Laws, or any labour disputes, now pending or, to the best of its knowledge, threatened against any of the Abitibi Entities or any of their properties or rights that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
11.9	No Default

No Default has occurred and is continuing.

11.10	Solvency

Each of the Borrowers and the Designated Subsidiaries is Solvent.

11.11	Taxes
     Each of the Abitibi Entities has filed all income tax returns and all other tax returns and paid all taxes (other than those not yet delinquent or contested in good faith) that are required to be filed or paid by them. The charges, accruals and reserves on the books of the Abitibi Entities in respect of taxes and other governmental charges are adequate.
11.12	Margin Stock Restrictions
     None of the Abitibi Entities is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, of buying or carrying margin stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any margin stock. “Margin stock” herein has the meaning specified in Regulations U and X of the Board of Governors of the Federal Reserve System of the United States.
11.13	Pension Plans
     Except as does not otherwise have a Material Adverse Effect, (i) all contributions required under applicable law in respect of each pension or benefit plan and Plan maintained by any Abitibi Entity or any of their ERISA Affiliates have been made, (ii) each such plan is fully funded on an ongoing and termination basis to the extent required under applicable law, including ERISA, (iii) each of the Borrowers, any Subsidiaries and any of their ERISA Affiliates has fulfilled its obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan, (iv) none of the Borrowers or any of their Subsidiaries or any of their ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full, (v) none of the Borrowers or any of their Subsidiaries nor any of their ERISA Affiliates has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, (vi) none of the Borrowers or any of their Subsidiaries or any of their ERISA Affiliates has any liability to the PBGC (other than for unpaid premiums); and (vii) each Plan which is intended to qualify under Section 401(a) of the Code has been determined by the United States Internal Revenue Service (“IRS”) to be so qualified (or will be submitted to the IRS pursuant to a request that the IRS make such determination) and, to the knowledge of the Borrowers nothing has occurred since the date of such determination that would adversely affect such determination.
11.14	Investment Company Act
     None of the Abitibi Entities is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 of the United States, as amended.

11.15	Public Utility Holding Company Act
     None of the Abitibi Entities is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935 of the United States, as amended.
11.16	Restriction on Payments
     None of the Abitibi Entities (other than a Securitization SPV) is subject to any law, regulation, agreement or legal impediment that prohibits, restricts or imposes any condition upon the ability of an Abitibi Entity to pay Distributions or to make or repay loans or advances, except for laws of general application providing that the declaration or payment of Distributions by a Person is subject to such Person being in compliance with solvency or other similar requirements.
11.17	Corporate Structure
(a)	The Corporate Structure Chart contains a complete and correct list of (i) all Abitibi Entities together with the jurisdiction of organization of each such entity, (ii) each Person holding ownership interests in each such entity (except as to ACI), (iii) the percentage of ownership held by each such Person and (iv) any prior name of the Borrowers (including any pre-merger corporate name), in each case, as of the date of this Agreement.

(b)	The Control of Manicouagan Power Company is directly held by ACCC.
11.18	Financial Statements and Financial Year
     The last audited financial statements of ACI are complete and correct and fairly present the consolidated financial condition and results of operation of ACI as at their stated date, all in accordance with GAAP. None of the Abitibi Entities has on the date thereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavourable commitments that have not been disclosed in writing to the Agent and the Lenders. The financial year of each of the Abitibi Entities ends in December of each year.
11.19	Material Adverse Change

There has been no Material Adverse Change since December 31, 2004.

11.20	True and Complete Disclosure
     The information, reports, financial statements and documents furnished or to be furnished by or on behalf of the Abitibi Entities to the Agent or any Lender in connection with the negotiation, preparation, execution, delivery or performance of the Credit Documents, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
12 - Affirmative Covenants
12.1	General Covenants

Each of the Borrowers will, and will cause each of the other Abitibi Entities to:
(a)	Legal Existence — preserve and maintain (i) its legal existence, except to the extent permitted by Section 13.3 and (ii) all of its material rights, privileges and licenses, except where failure to preserve and maintain such rights, privileges and licenses could not reasonably be expected to have a Material Adverse Effect;

(b)	Legal Compliance — comply in all material respects with the requirements of all laws and regulations applicable to it and its business and assets (including Environmental Laws) and with all orders of governmental or regulatory authorities;

(c)	Payment of Taxes — pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property or assets prior to the date on which penalties or interest attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(d)	Maintenance of Property — maintain all of its properties and assets used or useful in its business in good working order and condition, ordinary wear and tear excepted, except for such property or assets that are no longer necessary for the operations and business of the Abitibi Entities;

(e)	Material Agreements — perform its obligations under and preserve and maintain in force all agreements to which it is a party that are necessary for or material to its operations and business;

(f)	Insurance — maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Abitibi Entities; and also maintain all worker’s compensation, employer’s liability insurance or similar insurance as may be required under applicable laws;

(g)	Business — conduct its operations in a business-like manner;

(h)	Records — keep adequate records and books of account, in which complete entries will be made in accordance with GAAP (with the exception of certain US Abitibi Entities whose records and books of accounts are to be maintained in accordance with US generally accepted accounting principles); and

(i)	Access — permit representatives of the Agent and any Lender, upon reasonable prior notice and during normal business hours, to examine, copy and make extracts from its books and records, to inspect any property subject to the Security, and to discuss its business and affairs with its officers and auditors.
12.2	Rating
     ACI will use its best efforts to maintain at all times long-term senior unsecured debt or corporate ratings with both of Moody’s and S&P.
12.3	Environmental Reports for Charged Mills
     ACI will, (i) within 60 days of the date hereof, provide to the Agent, for distribution to the Lenders, a Phase I environmental review for each of the Charged Mills referred to in Section 10.3(b), (ii) promptly, if recommended by such Phase I environmental review and requested by the Majority Lenders, an intrusive Phase II review, in each case, conducted by an environmental consultant acceptable to the Agent, and (iii) remedy any material non-compliance with Environmental Laws revealed by any such review within a reasonable time.
12.4	Use of Proceeds
     The Borrowers will use the proceeds of the Facilities only for the purposes permitted under this Agreement. The Borrowers will not use the Facilities to finance any private or public tender offer for the shares or other securities of a Person whose governing body has not approved such offer (“hostile take-over”).
12.5	Disclosure of Facilities
     ACI will always describe the Facilities in any press release or public disclosure document in a manner that is consistent with the terms of this Agreement and the conditions for the availability of the applicable Facility.
12.6	Further Assurances
     Each of the Borrowers will, and will cause each of the other Abitibi Entities to, cooperate with the Lenders and the Agent and execute such further instruments and documents as the Agent may reasonably request to carry out to its satisfaction the transactions contemplated by the Credit Documents.

12.7	Representations and Warranties
     Each of the Borrowers will ensure that all representations made in this Agreement are true and correct at all times, except for representations made as of a date expressly stated therein.
13 - Negative Covenants
     Each of the Borrowers covenants and agrees that:
13.1	Negative Pledge
     None of the Abitibi Entities will create, incur, assume or suffer to exist any Lien on their present and future property or assets except for the Security and Permitted Liens.
13.2	Indebtedness
(a)	No Borrower will create, incur, assume or permit to exist any Funded Debt to any other Abitibi Entity unless such Funded Debt is subordinate in right of payment to the indebtedness hereunder on terms and conditions satisfactory to the Agent;

(b)	None of the Abitibi Entities other than the Borrowers will create, incur, assume or permit to exist any Funded Debt, other than:
(i)	indebtedness to the Agent and the Lenders under the Credit Documents;

(ii)	indebtedness to the other Abitibi Entities;

(iii)	indebtedness of Abitibi-Consolidated Finance, L.P., at any time not exceeding US$250,000,000;

(iv)	indebtedness of a Person which becomes a Subsidiary after the date hereof, provided that no other Abitibi Entity is liable for the payment of such indebtedness;

(v)	indebtedness up to an aggregate outstanding amount for all Abitibi Entities other than the Borrowers not exceeding at any time 10% of Net Tangible Assets; and

(vi)	indebtedness arising from a Securitization Program.

13.3	Limitations on Fundamental Changes

None of the Abitibi Entities will:
(a)	enter into any transaction of merger or amalgamation, or liquidate, wind up or dissolve itself, except that any Abitibi Entity may merge or amalgamate with another Abitibi Entity provided that the following conditions are fulfilled:
(i)	no Default occurs as a result of the merger or amalgamation;

(ii)	if any of the merging or amalgamating entity is a Borrower or a Designated Subsidiary, the surviving or amalgamated entity executes and delivers to the Agent all such documents as may be necessary or advisable to confirm that such entity is bound as successor of the merging or amalgamating entities by all Credit Documents to which such entities were parties;

(iii)	if any of the merging or amalgamating entity is a Borrower, the surviving or amalgamated entity is organized under the laws of Canada, or a political division thereof, and, if any of the merging or amalgamating entity is a Designated Subsidiary, the surviving or amalgamated entity is organized under the laws of Canada, the United States, the United Kingdom or a political division thereof; and

(iv)	the Agent has been provided at least 20 days prior to the merger or amalgamation with satisfactory evidence of compliance with the requirements of clauses (i), (ii) and (iii) including such financial information, certificates, documents and legal or other professional opinions as the Agent may reasonably request.
(b)	sell, lease, transfer or otherwise dispose of in one transaction or a series of related transactions to any Person (in each case a “disposition”) any property (other than inventory sold in the ordinary course of business), except for the following dispositions (in each case, provided that no Default occurs as a result of the disposition):
(i)	dispositions of property not subject to the Security where the book value of the property disposed, together with the book value of all property disposed in the aggregate since the date of this Agreement, does not exceed 22.5% of Net Tangible Assets as at December 31, 2004;

(ii)	dispositions by an Abitibi Entity to another Abitibi Entity, provided that the conditions of paragraph (a) above are fulfilled in the case of a disposition by a Borrower or a Designated Subsidiary (as if the disposition were a merger and the transferee were the surviving entity) and provided further that if the disposition relates to substantially all of the property of the transferor, the latter (if not a Borrower) may wind-up or dissolve itself after completion of such disposition; or

(iii)	dispositions of accounts receivable (including related guarantees and security) pursuant to a Securitization Program to the extent such accounts receivable are not generated by a disposition of inventory subject to the Security made after the occurrence of an Event of Default specified in Section 16.1(f) or Section 16.1(g) or after the date the indebtedness of the Borrowers hereunder becomes repayable pursuant to a notice given under Section 16.2 and provided that no account receivable subject to a Securitization Program (in whole or in part) will be included in the Borrowing Base, it being understood however that accounts receivable permitted to be disposed pursuant to this clause (iii) will be excluded from the Security from the date of any such permitted disposition.
13.4	Core Business
     None of the Abitibi Entities (other than a Securitization SPV) will, directly or indirectly, carry on any business other than the Core Business.
13.5	Financial Assistance
     None of the Abitibi Entities will provide financial assistance (whether by way of loan, Guarantee or otherwise) in favour of Persons who are not Abitibi Entities or in which ACI has an equity interest of less than 10% in value, except for financial assistance that constitutes Funded Debt permitted hereunder and other financial assistance in an amount at any time not exceeding in the aggregate of $5,000,000 for all Abitibi Entities.
13.6	Share Buy-Backs
     ACI will not make, and will cause the Subsidiaries not to make any redemption, purchase or other acquisition of ACI’s shares except for (i) mandatory redemptions made in accordance with the terms and conditions attached to the related shares, (ii) redemptions, purchases or other acquisitions made in accordance with buy-back programs for employees or small shareholders and (iii) redemptions made in connection with a redemption program in the normal course of business in accordance with the rules of any exchange where ACI’s shares are traded and (iv) redemptions made in accordance with the provisions of section 147.21(c) of the Securities Act (Québec) or its equivalent under any other securities act of any other jurisdiction.
13.7	Transactions with Related Parties
     ACI will not conduct, or permit any of its Subsidiaries, to conduct, directly or indirectly, any business or enter into or permit to exist any transaction or series of related transactions (including purchases, dispositions, any investments, giving any guarantee or rendering of services) with, or for the benefit of, any related party, except such business, transaction or series of related transactions (i) entered into on terms set forth in writing that are no less favourable to ACI or such Subsidiary than those that would be obtained in a comparable arm’s length transaction with an entity that is not a related party, and (ii) other than in the case of a bona fide sales or purchases of inventory or raw materials to or from related parties in the ordinary course of the business, with respect to each such business, transaction or series of related transactions involving in the aggregate payments in excess of $25,000,000, if ACI delivers to the Agent an officer’s certificate certifying that such business, transaction or series of related transactions complies with the foregoing and was approved by a majority of each of the independent directors and the board of directors of ACI as a whole, as evidenced by a resolution. For the purposes of this Section 13.7, (i) related party means, with respect to a Person, another Person that Controls or is Controlled by or is under common Control with the relevant Person, and (ii) the definition of Control must be read replacing 50% by 20%. Notwithstanding the foregoing, any public pension fund or discretionary portfolio manager which is not involved in the management of ACI or which does not exercise management control over ACI will not be deemed to be a related party.
14 - Financial Covenants
14.1	Net Funded Debt to Total Capitalization Ratio
     ACI must maintain at the end of each quarter of each of its financial years, on a consolidated basis, a Net Funded Debt to Total Capitalization Ratio of not more than 70% until December 31, 2007 and 65% thereafter.
14.2	Interest Coverage Ratio
     ACI must maintain at the end of each quarter of each of its financial years, on a consolidated basis, an Interest Coverage Ratio of not less than 1.50:1.
15 - Reporting Requirements
15.1	Annual Reporting
(a)	ACI will deliver to the Agent, for distribution to the Lenders, as soon as possible and, in any event, within 90 days after the end of each financial year of ACI, the audited annual financial statements of ACI, on a consolidated basis, accompanied by an audit report with no Impermissible Qualifications; and

(b)	ACI will deliver to the Agent, for distribution to the Lenders, within 10 days from the date of the final review thereof by ACI’s board of directors and in any event by no later than February 28th of each year, its annual budget and operating plans for such year, including income statement, balance sheet and cash flow statement projections and a capital expenditure plan, together with the assumptions therefor, prepared on a consolidated basis.

15.2	Quarterly Reports
     ACI will deliver to the Agent, for distribution to the Lenders, as soon as possible and in any event within 60 days after the end of each of its financial quarters (including the fourth quarter):
(a)	the unaudited financial statements of ACI for the relevant quarter, on a consolidated basis;

(b)	the operating statements for the relevant quarter for each of the businesses operated with the Charged Mills, together with the details of calculation of the Mill EBITDA of each Charged Mill; and

(c)	a compliance certificate relating to the covenants herein in the form of Schedule “F”(with sufficient details to reconcile the financial statements with the calculation base of the financial covenants of Article 14).
15.3	Borrowing Base Report
     Within 20 days after the end of each month (commencing with the month in which the Facility B Availability Date occurs), ACI will deliver to the Agent, for distribution to the Lenders, a Borrowing Base Report.
15.4	ERISA
     The Borrowers will inform the Agent as soon as possible, and in any event within 10 days after it knows or has reason to believe that any of the events or conditions specified below has occurred or exists (and will provide a copy of any report or notice required to be filed with or given to PBGC):
(a)	any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, unless the 30-day notice requirement in respect thereof has been waived by the PBGC;

(b)	a notice of intent to terminate any Plan or any action taken by an Abitibi Entity to terminate any Plan, provided notice of intent to terminate is required pursuant to Section 4041(a)(2) of ERISA;

(c)	the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d)	the complete or partial withdrawal, from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA or the receipt of notice from a

Multiemployer Plan that it is in reorganization or insolvency or that it intends to terminate or has terminated;
(e)	the institution of a proceeding by a fiduciary of any Multiemployer Plan to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(f)	the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if security has not been provided in accordance with the provisions of these Sections;
15.5	Environmental Reporting
     The Borrowers will promptly notify the Agent of any incident relating to environmental matters which has a Material Adverse Effect. For the purposes of this Section 15.5, incidents which could have a Material Adverse Effect will include incidents where any of any Abitibi Entity:
(a)	becomes aware of any material Release of any Hazardous Substance not in compliance with Environmental Laws;

(b)	receives an Environmental Notice or claim to the effect that any Abitibi Entity is liable to any Person in a material amount as a result of the Release or threatened Release of any Hazardous Substance into the environment in, on, under or adjacent to the assets not in compliance with Environmental Laws;

(c)	receives any Environmental Notice that any Abitibi Entity is subject to investigation (other than an investigation carried out in the ordinary course) evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Hazardous Substance into the environment in, on, under or adjacent to the assets not in compliance with Environmental Laws;

(d)	receives any Environmental Notice that all or any material portion of its assets are subject to an order of a governmental entity or Lien under or pursuant to any Environmental Law; or

(e)	receives any written notice of the commencement of any judicial or administrative proceeding alleging a violation of any Environmental Law with respect to its assets.

15.6	Additional Reporting Requirements

The Borrowers will promptly deliver to the Agent, for distribution to the Lenders:
(a)	notices of any event of default, any default or circumstance which, with notice or lapse of time, or both, would constitute an event of default under any agreement in respect of indebtedness to which any Abitibi Entity owes (contingently or otherwise) at least $25,000,000 (or the equivalent amount in any other currency);

(b)	copies of all notices, reports, press releases, circulars, offering documents and other continuous disclosure documents filed with, or delivered to, any regulatory authorities; the Borrowers will be deemed to have delivered the information and documents required hereunder by making the said information and documents available on SEDAR and notifying the Agent that said information and documents have been posted on SEDAR and are freely accessible without charge;

(c)	(i) any auditor letter highlighting issues or deficiencies that, if not addressed or corrected, could result in a Material Adverse Change or an Impermissible Qualification or (ii) upon any change in its auditors, notice of any change in its auditors;

(d)	upon any change in its rating from either S&P or Moody’s, notice of any rating change by either S&P or Moody’s; and

(e)	a description of the accounts receivable subject to any Securitization Program coming into effect after the Facility B Maturity Date (such description to also include the amount and term of any such program together with a summary of the termination events thereunder) and of any material change made after such date to any of the foregoing elements of any Securitization Program.
15.7	Reporting from Time to Time
     The Borrowers will promptly notify the Agent of any Default. The Borrowers will also furnish the Agent all information, documents and records and allow any enquiry, study, audit or inspection that the Agent may reasonably request in connection with the business, financial condition, property, assets or prospects of the Abitibi Entities, or to verify compliance with the obligations of any of the Abitibi Entities under any Credit Document.
15.8	Documentation
     Any document to be furnished to the Agent by a Borrower must be supplied in a sufficient number of copies for each Lender and two for the Agent (unless such document is sent to the Agent by electronic mail) and promptly after receipt by the Agent, must be forwarded to the Lenders by the Agent.

16 - Events of Default and Remedies
16.1	Events of Default
     The occurrence of one or more of the following events constitutes an event of default (“Event of Default”) under the Credit Documents:
(a)	a Borrower defaults in the payment when due of any amount owing under any Facility in respect of principal, or defaults for more than three Business Days in the payment of any interest or fees or of other amount owing under a Credit Document;

(b)	any Abitibi Entity (i) fails to make a payment or payments exceeding in the aggregate $65,000,000 in respect of any obligation or obligations (other than the Facilities), when and as due, or (ii) is in default under any agreement or agreements (other than the Credit Documents) with respect to obligations exceeding $65,000,000 in the aggregate if the effect of such default is to accelerate or to permit the acceleration of such obligations and, in each case, such failure or default continues after the applicable notice or grace period, if any;

(c)	any representation, warranty or certification made or deemed made by a Borrower or Designated Subsidiary in any Credit Document proves to be false or misleading in any material respect as of the time made or deemed made and such misrepresentation remains unremedied for 30 days;

(d)	any of the provisions of Articles 10 and 14 is not complied with;

(e)	any of the covenants contained in Article 13 and Article 15 is not complied with and such failure remains unremedied for 10 days;

(f)	any Borrower or Designated Subsidiary or any other Abitibi Entity having assets with a value exceeding $65,000,000 becomes unable to pay its debts generally as such debts become due or is adjudicated bankrupt or insolvent;

(g)	any Borrower or Designated Subsidiary or any other Abitibi Entity having assets with a value exceeding $65,000,000 (i) applies for or consents to or is the subject of an order for the appointment of a receiver, interim receiver or trustee (or any Person performing similar functions) in respect of itself or of all or a substantial part of its assets, (ii) makes a general assignment for the benefit of its creditors, (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or (iv) takes any action for the purpose of effecting any of the foregoing;

(h)	a proceeding (or any similar action) is commenced against any Borrower or Designated Subsidiary or any other Abitibi Entity having assets with a value exceeding $65,000,000 seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding-up, or similar relief, (ii) the appointment of a receiver, interim receiver or trustee (or any Person performing similar functions) in respect of itself or of all or any substantial part of its assets, or (iii) the seizure or the attachment of, or the enforcement of remedies on, any part of its assets having a value of more than $65,000,000, and, in each case, such proceeding (or similar action) is not dismissed or withdrawn after a period of 60 days (for movable or personal property) or 90 days (for immovable or real property), provided that such grace period will apply only if such proceeding (or action) is diligently contested in good faith and does not disrupt the business or normal operations of the Person concerned;
(i)	any Impermissible Qualification of the audited consolidated financial statements of any Borrower by ACI’s independent auditors;

(j)	any Subsidiary of ACI that is a Borrower or a Designated Subsidiary ceases to be wholly-owned;

(k)	any Person (or group of Persons acting in concert) (x) purchases or acquires, directly or indirectly, or beneficially owns, shares of ACI having ordinary voting power to elect a majority of ACI’s board of directors, pursuant to a transaction that is not approved by a majority of ACI’s board of directors at the time that the transaction is publicly announced, or (y) causes, as a result of any proxy solicitation made otherwise than by or on behalf of ACI’s management, continuing directors to cease to be a majority of the board of directors of ACI (where “continuing directors” are members of ACI’s board of directors as of the date of this Agreement or members appointed or whose nomination is approved by a majority of continuing directors or nominated at a time that continuing directors form a majority of the board of directors);

(1)	a Material Adverse Change; or

(m)	any Abitibi Entity defaults in the performance of any of its other obligations under a Credit Document and such default continues unremedied for a period of 30 days after notice by the Agent to the Borrowers.
16.2	Remedies
     If an Event of Default occurs and is continuing, the Agent may, on giving a notice to the Borrowers take any one or more of the following actions:
(a)	terminate the right of the Borrowers to use the Facilities;

(b)	declare all indebtedness of the Borrowers under the Credit Documents to be immediately payable and demand immediate payment of the whole or part thereof; and

(c)	exercise all of the rights and remedies of the Agent and the Lenders including their rights and remedies under any Credit Document;
provided that all indebtedness of the Borrowers under the Credit Documents will automatically become due and payable without any notice upon the occurrence of any Event of Default specified in Section 16.1(f) or Section 16.1(g).
17 - Equality Among Lenders
17.1	Distribution among Lenders
     Any payment received by the Agent on account of any indebtedness hereunder, including any amount received through the exercise of any right of set-off and the enforcement of any Security, must be distributed among the Lenders proportionately to the amount of the indebtedness owing to them hereunder and which is then payable.
17.2	Other Security
     No Lender may take any Security or Lien in connection with the Facilities except in accordance with Article 10.
17.3	Direct Payment to a Lender
     Except as otherwise provided herein, if a Lender receives, otherwise than through the Agent, a payment on account of the Facilities (including any payment received through the exercise of any right of set-off), such Lender will remit the payment to the Agent, for distribution among all Lenders.
17.4	Adjustments
     If, at any time, the ratio of Borrowings owing to a Lender under any Facility to the aggregate amount of all outstanding Borrowings under such Facility is not proportional to such Lender’s Commitment under said Facility, expressed as a percentage, the Agent may (and will, after termination of such Facility) make from time to time such adjustments as may be necessary in order that the outstanding Borrowings under the applicable Facility are in the proportions of the Commitments under such Facility and the Lenders will make all such payments as the Agent may direct to give full effect to such adjustments. The Borrowers will be bound by such adjustments.

18 - The Agent and The Lenders
18.1	Appointment of the Agent
     Each Lender irrevocably appoints the Agent to exercise on its behalf the rights and powers delegated to the Agent hereunder and authorizes the Agent to take any action necessary for the performance of its duties. Whenever acting in such capacity, the Agent represents and binds all Lenders.
18.2	Restrictions on the Powers of the Lenders
     No Lender may exercise individually the rights and powers delegated to the Agent, including the enforcement of remedies after the occurrence of an Event of Default.
18.3	Security Documents
     The Agent is authorized to hold any Security on behalf of the Lenders and to execute in their name any Security Document. For greater certainty, the Agent is authorized to act as representative (fondé de pouvoir) of the Lenders (notwithstanding that the Agent is also a Lender) for the purposes of any hypothec granted by any Abitibi Entity pursuant to article 2692 of the Civil Code of Québec to secure debentures or similar instruments issued for the benefit of the Lenders pursuant to the Security.
18.4	Action by Agent
     The duties of the Agent are limited to those specifically conferred upon it in the Credit Documents. Except as otherwise provided, the Agent is not required to exercise any discretion or to take any action under the Credit Documents, unless the Agent has been so required by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). In no event, will the Agent be required to exercise any right or power, if in its judgment, doing so would contravene any Credit Document or applicable law or where the Agent determines that the indemnity provided in Section 18.6 may not be available or adequate.
18.5	Enforcement Measures
     Any legal proceedings and enforcement measures on behalf of the Lenders will be taken by the Agent; at the Agent’s request, all Lenders must join the Agent in such proceedings or enforcement measures.
18.6	Indemnification
     Each Lender will indemnify the Agent (and its directors, officers, employees and agents), proportionately to its respective Commitment (and not solidarily), from and against all losses suffered or liabilities or expenses incurred by the Agent of any kind or nature when exercising its rights and powers, save any losses, liabilities or expenses resulting from the wilful misconduct or gross negligence of the Agent (or its directors, officers, employees or agents).
18.7	Reliance on Reports
     The Agent will be entitled to make any determination of the Borrowing Base or of any Applicable Margin or Rate based on the most recent reports or certificates furnished by any Borrower in relation to such matters.
18.8	Liability of the Agent
     The Agent will only be liable to the Lenders for willful misconduct or gross negligence, and will have no liability as a consequence of a failure of any Person to fulfil its obligations or any action authorized by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). The Agent will be entitled to assume that there exists no Default, unless the Agent has been notified in writing of the existence of a Default.
18.9	Liability of Lenders
     Each Lender acknowledges that it has been and will continue to be solely responsible for making its own independent appraisal and investigation of the financial condition of the Borrowers and the other Abitibi Entities and of the value of their assets (including the value of the Charged Mills) and for the assessment of the risks arising from the Facilities. No Lender may rely on the Agent in this regard nor will the Agent be responsible for ensuring the validity or enforceability of any Credit Document.
18.10	Rights of the Agent as Lender
     In its capacity as Lender, the Agent has the same rights as the other Lenders and may exercise such rights independently of its role as Agent; unless the context otherwise requires, the expression “Lender” also refers to the Lender which is the Agent.
18.11	Sharing of Information
(a)	The Lenders may share with each other any information held by them regarding the financial condition, business or property of the Abitibi Entities or relating to matters contemplated by the Credit Documents. The Lenders may provide such information on a confidential and need-to-know basis to any financial institution which is an assignee or a prospective assignee of Commitments or a participant in the Credit Facilities.

(b)	The Agent may disclose to any agency or organization that assigns standard identification numbers to credit facilities such basic information describing the Facilities as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers. In addition, the Agent may provide to Loan Pricing Corporation or other recognized publishers of information for circulation in the loan market information of the type customarily provided by financial institutions to Loan Pricing Corporation.
18.12	Competition
     Subject to the other provisions of this Agreement, the Agent and each of the Lenders may enter into other transactions with any Abitibi Entity and they are not required to notify each other of such transactions.
18.13	Successor Agent
     The Agent may resign by giving notice thereof to the Borrowers and to the Lenders. The Agent may also be replaced by the Majority Lenders following the failure by the Agent to perform its obligations under this Agreement. The resignation or replacement of the Agent will be effective 30 days after the appointment by the Majority Lenders, after consultation with the Borrowers, of a successor Agent from among the Lenders. Promptly after being so appointed, any successor Agent must give notice thereof to the Borrowers and the Lenders. From the effective date of its appointment, any successor Agent will be vested with all the rights, powers and duties of the Agent under the Credit Documents.
19 - Decisions, Waivers and Amendments
19.1	Amendments and Waivers by the Majority Lenders
     Subject to Section 19.2 and except as otherwise expressly provided in this Agreement, the provisions of the Credit Documents may be amended or waived, and consents thereunder may be given, only by an instrument in writing signed by the Agent, with the approval of the Majority Lenders, and in the case of an amendment, also signed by the relevant Abitibi Entities.
19.2	Amendments and Waivers by Unanimous Approval
     Except as otherwise expressly provided in this Agreement, an amendment, waiver or consent that relates to any of the following matters must be made or given by an instrument in writing signed by the Agent, with the prior consent of all Lenders, and in the case of an amendment, also signed by the relevant Abitibi Entities:
(a)	the extension of the maturity date of any Facility;

(b)	any change in the amount of any Facility or in the Commitment of any Lender;

(c)	any postponement of the due date, any subordination or any reduction of any amount payable hereunder;

(d)	the reduction of any interest rate, discount rate or fee;

(e)	the release or subordination of any portion of the Security; and

(f)	the provisions of Section 9.1 and Section 9.2, any Event of Default provided in Sections 16.1 (a), 16.1(f), 16.1(g) and 16.1(h), the provisions of Articles 17, 18 and 19 and the definition of the “Majority Lenders”.
19.3	Dissenting Lenders
(a)	Where an amendment or waiver referred to in Section 19.2 has been approved by the Majority Lenders, but not by all the Lenders, the Agent will notify the Borrowers and each Lender of such fact and will identify the Lenders approving of such amendment or waiver (each an “Approving Lender”) and the Lenders disapproving of such amendment or waiver (each a “Dissenting Lender”).

(b)	Each Approving Lender may at its option, and with the approval of all of the other Approving Lenders, acquire all or any portion of the Commitments of and the outstanding Borrowings owing to the Dissenting Lenders by giving written notice to the Agent of the portion of the Commitments of and Borrowings owing to the Dissenting Lenders which such Approving Lender is prepared to acquire. Such notice will be given not more than 10 Business Days following receipt by such Approving Lender of the notice given by the Agent pursuant to Section 19.3 (a). If more than one Approving Lender gives notice to the Agent that it wishes to acquire all or a portion of the Commitments and outstanding Borrowings of the Dissenting Lenders, then to the extent that the amount of Commitments and outstanding Borrowings which such Approving Lenders wish to acquire exceeds the amount of Commitments and outstanding Borrowings to be acquired, each of the Approving Lenders will be entitled to acquire its rateable portion (determined according to the respective amounts which they have indicated in such notice) of the said Commitments and outstanding Borrowings. Any such acquisition will be effected through an assignment and substantially in accordance with Section 20.4. The Agent will notify the Borrowers of the acquisition pursuant to this Section 19.3 of any portion of the Commitments and the outstanding Borrowings of the Dissenting Lenders. The Borrowers and each Dissenting Lender whose Commitment and Borrowings are to be acquired pursuant to this Section 19.3 will execute all such agreements and instruments as may be reasonably required by the Agent and the Approving Lenders to give effect to such acquisition.

20 - Miscellaneous
20.1	Books and Accounts
     The Agent will keep books and accounts evidencing the transactions made pursuant to this Agreement. Absent manifest error, such books and accounts will be deemed to represent accurately such transactions and the Indebtedness of the Borrowers under the Facilities.
20.2	Determination
     In the absence of manifest error, any determination made by the Agent of the amounts payable hereunder will be conclusive and binding upon the Lenders and the Borrowers.
20.3	Prohibition on Assignment by Borrowers
     No Borrower may assign its rights, or the amounts to be received by it, under this Agreement.
20.4	Assignments and Participations
(a)	A Lender (the “Assignor”) may assign, in whole or in part, its Commitment (including outstanding Borrowings owing to it) to any Person who makes, purchases or otherwise invests in commercial loans in the ordinary course of its business (the “Assignee”). The assignment must be made in an instrument in substantially in the form of Schedule “G”. The Assignor must pay to the Agent, for its own account, an assignment fee of $3,500. When the assignment becomes effective, the Assignee will become a Lender and will benefit from the rights and be liable for the obligations of the Assignor, proportionately to the assigned Commitment, and, to the same extent, the Assignor will be released from its obligations.

(b)	No partial assignment of a Commitment may be made if the residual amount of the total Commitment of the Assignor or if the total Commitment of the Assignee is less than $5,000,000.

(c)	Concurrently with any assignment in favour of an Assignee who is not at the time of the assignment party to this Agreement, each Abitibi Entity who has provided Security will, if requested by the Agent, acknowledge that the Assignee is entitled to the benefit of the Security.

(d)	Each assignment by a Lender is subject to the prior consent of the Agent, the Issuing Lender and the Swingline Lender and, if made at a time when no Default is continuing, to the prior consent of the Borrowers (which consents will not be unreasonably withheld). However, no such consent of the Borrowers will be required if the Assignee is already a Lender.
(e)	Sections 20.4(a) to 20.4(d) do not apply to a participation that a Lender may grant to another financial institution provided that no such participation will release any Lender from its obligations under the Credit Documents.

(f)	No Assignee who is an Affiliate of ACI will have any voting right for the purposes of any decision of the Lenders contemplated by Article 19 or any other provisions of the Credit Documents. Therefore, all decisions required to be made under the Credit Documents by all Lenders or by Lenders whose Commitments represent a certain percentage of the Facilities will be made excluding the Commitment of such Assignee from the calculation of the amount of the Facilities and as if said Assignee were not a Lender. For purposes of this Section 20.4(f), the definition of “Control” must be read replacing 50% by 5%.
20.5	Notes
     At the request of a Lender, any Borrower will execute in favour of such Lender a note evidencing its indebtedness to such Lender under this Agreement.
20.6	No Waiver
     The omission by the Agent or any Lender to exercise any of its rights will not be deemed to be a waiver of the exercise of any such right subsequently. The omission by the Agent or any Lender to notify any Abitibi Entity of the occurrence of a Default will not be deemed to be a waiver of the right of the Agent or of such Lender to avail itself of such Default.
20.7	Irrevocability of Notices of Borrowings
     No Borrower may cancel a notice of Borrowing, conversion, renewal, reduction or prepayment. The Borrower concerned must indemnify the Lenders in respect of any loss resulting from its failure to act in accordance with such notice.
20.8	Indemnification
(a)	The Borrowers must pay on demand the amount of all reasonable costs and expenses (including legal and other professional fees) incurred by the Agent in connection with the implementation of the Facilities and the preparation, negotiation, execution, syndication and administration of the Credit Documents, as well as the reasonable costs and expenses incurred by the Agent or the Lenders in connection with the enforcement of, or the preservation of any rights under, any Credit Document.

(b)	If any law, regulation, administrative decision or guideline or decision of a Court (i) increases the cost of the Facilities for any Lender or (ii) reduces the income receivable by any Lender from the Facilities (including, without limitation, by reason of the imposition of reserves, taxes or requirements as to the capital adequacy of such Lender but in no event by reason of taxes on the overall net income of a Lender), such Lender may send to the Borrowers a statement indicating the amount of such additional cost or reduction of income; in the absence of manifest error, this statement will be conclusive evidence of the amount of such additional cost or reduction of income and the Borrowers must pay forthwith said amount to such Lender.

(c)	The Borrowers must pay on demand the amount of any loss suffered by a Lender as a result of the conversion or repayment of a Borrowing before the maturity date of its period, irrespective of the cause of such conversion or repayment (including a repayment resulting from a demand for payment after the occurrence of an Event of Default). In the absence of manifest error, a statement prepared by the affected Lender indicating the amount of such loss and the method by which the loss was calculated will be binding and conclusive.

(d)	The Borrowers must indemnify the Agent, the Lenders, their Affiliates and their respective officers, directors, employees and agents and hold them harmless from and against all losses, liabilities, claims, damages or expenses (including the costs to defend any claim) suffered or incurred by or made against any of them in any manner whatsoever arising from or related to the Credit Documents or the transactions contemplated thereby (including the use or intended use of the proceeds from any Borrowing or as a result of any Default or non-compliance by any Abitibi Entity with any Environmental Laws or of any claim under Environmental Laws in connection with the operations of, or any property owned or operated by, any Abitibi Entity).
20.9	Mitigation of costs
     Each Lender will use its best efforts to avoid any additional cost or reduction of income for which a Borrower is required to indemnify such Lender pursuant to Section 20.8(b). However, nothing herein will require any Lender to take any action which would cause such Lender to incur any expense which would not materially reduce any amount to be received pursuant to Section 20.8(b) or which the Lender determines in its sole judgment to be inadvisable for regulatory, competitive or internal management reasons. The Borrowers will reimburse any Lender for any such expense incurred by such Lender in taking any action pursuant to this Section 20.9.
20.10	Corrections of Errors
     The Agent is authorized to correct any typographical error or other error of an editorial nature in this Agreement and to substitute such corrected text in the counterparts of this

Agreement, provided that such corrections do not modify the meaning or the interpretation of this Agreement and provided that copies of the corrected texts are remitted to each party.
20.11	Communications
     The Agent is entitled to rely in its dealings with any Borrower upon any instruction or notice which the Agent believes in good faith to have been given by a Person authorized to give such instruction or notice or to make the applicable transaction.
20.12	Counterparts
     This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart.
20.13	Submission to Jurisdiction
     The Borrowers hereby submit to the nonexclusive jurisdiction of the courts sitting in the judicial district of Montréal for the purposes of all legal proceedings arising out of or relating to the Credit Documents or the transactions contemplated thereby. The Borrowers irrevocably waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
20.14	Waiver of Jury Trial
     EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.
21 - Notices
21.1	Sending of Notices
     Unless otherwise provided, any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service, by telecopier or (except for any notice pursuant to Article 16) by electronic mail, addressed to the recipient at its address specified in Schedule “H” hereof or at such other address as may be notified by such party to the others pursuant to this Article.

21.2	Receipt of Notices
     Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier or by electronic mail, on the day of transmittal if before 3:00 p.m. on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 3:00 p.m. on a Business Day. If the telecopy or electronic transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

     IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

Abitibi-Consolidated Inc.

Per:	/s/ [UNREADABLE]

Per:	/s/ [UNREADABLE]

Abitibi-Consolidated Company of Canada

Per:	/s/ [UNREADABLE]

Per:	/s/ [UNREADABLE]

Canadian Imperial Bank of Commerce, as Agent

Per:	/s/ [UNREADABLE]

Per:	/s/ [UNREADABLE]

(the names and signatures of the Lenders are on the next page)

Commitment Amounts		Lenders
		Canadian Imperial Bank of Commerce

Facility A:	$104,500,000
Facility B:	$28,500,000	Per:	/s/ [UNREADABLE]

Total:	$133,000,000		/s/ [UNREADABLE]

		The Bank of Nova Scotia

Facility A:	$95,857,000	Per:	/s/ [UNREADABLE]

Facility B:	$26,143,000
Total:	$122,000,000	Per:	/s/ [UNREADABLE]

		Citibank, N.A., Canadian Branch

Facility A:	$91,929,000	Per:	/s/ Isabelle Côté

Facility B:	$25,071,000		ISABELLE CÔTÉ
Total:	$117,000,000		Director

		Goldman Sachs Canada Credit Partners Co.

Facility A:	$78,571,000
Facility B:	$21,429,000	Per:	/s/ [UNREADABLE]

Total:	$100,000,000

Commitment Amounts		Lenders
		Credit Suisse, Toronto Branch

Facility A:	$62,857,000	Per:	/s/ Alain Daoust	/s/ Bruce F. Wetherly

Facility B:	$17,143,000		Alain Daoust	Bruce F. Wetherly
Total:	$80,000,000		Director	Director,
				Controllers Department

		National Bank of Canada

Facility A:	$58,929,000	Per:	/s/ [UNREADABLE]	/s/ [UNREADABLE]

Facility B:	$16,071,000
Total:	$75,000,000

		ABN AMRO Bank N.V.

Facility A:	$33,786,000	Per:	/s/ Francors Blenvence	/s/ Marie-Helene Lacroix

Facility B:	$9,214,000		Francors Blenvence,	Marie-Helene Lacroix
Total:	$43,000,000		VP	Senior Associate

		Export Development Canada

Facility A:	$23,571,000	Per:	/s/ Ryan Bell	/s/ Norman Low

Facility B:	$6,429,000		Ryan Bell	Norman Low
Total:	$30,000,000

SCHEDULE “A”
APPLICABLE MARGINS OR RATES

Acceptance Fee/
Libor/Letter of
Rating	Prime / US Base Rate	Credit fee	Stand-By Fee
BBB-/Baa3 or Higher	0 bps	87.5 bps	25 bps
BB+/Ba1	25 bps	125 bps	30 bps
BB/Ba2	75 bps	175 bps	40 bps
BB-/Ba3	125 bps	225 bps	50 bps
B+/B1	175 bps	275 bps	60 bps
B/B2 or Lower	225 bps	325 bps	70 bps
DETERMINATION OF APPLICABLE MARGIN OR RATE
1.	The rates of the margins applicable to Prime Rate, US Base Rate and Libor and the rates of the Acceptance fees, stand-by fees and Letter of Credit fees under the Facilities (the “Rates”) will be determined as set forth in this Schedule.

2.	During any day that ACI has a senior unsecured long-term debt rating from S&P or Moody’s (a “Rating”), the applicable Rates will be those which correspond to the Rating in effect at the close of business on such day, as specified in the above grid. If, on any day, ACI has a Rating from both of S&P and Moody’s but the two Ratings are not at the same level, then (i) the higher Rating will apply if the Ratings are not more than one level apart, and (ii) the Rating which is at mid-point will apply if the Ratings are more than one level apart; if there is no mid-point level, the applicable Rates will be the simple average of the Rates corresponding to the two intermediate Ratings will apply; if at least one Rating is not greater than BB+ or Bal, then the lower Rating applies. If there exists any day that ACI does not have any Rating, the applicable Rates for such day will be those which correspond to a Rating of lower than B/B2.

3.	Interest and stand-by fees will be calculated, for any day, using the applicable Rate in effect on the relevant day. Acceptance and Letter of Credit fees will be calculated using the Rate in effect on the date such fees are payable. Any change in a Rating resulting in a modification of Rate will give rise to adjustments to Acceptance and Letter of Credit fees previously calculated if the period of calculation extended beyond the date of the modification. The adjustments will apply to the number of days remaining to accrue from the date of the modification. The adjustments will be calculated by the Agent and be payable by the Borrower concerned or the Lenders (as applicable) three Business Days after demand from the Agent.

4.	With respect to Letter of Credit fees, the “Letter of Credit fee” Rate specified in the above grid will apply to financial Letters of Credit; the Rate applicable to non-financial Letters of Credit will be equal to 50% of the Rate applicable to financial Letters of Credit. For the purposes of the foregoing:
(b)	“non-financial Letter of Credit” means a commercial or documentary letter of credit or guarantee backing the purchase price of goods or supporting the particular performance of non-financial or commercial contracts or undertakings which is subject to a conversion factor of 20% or 50% according to the Capital Adequacy Guideline of the Office of the Superintendent of Financial Institutions (Canada) in effect on the date of issue of such letter of credit or guarantee, and also includes any letter of credit or guarantee which is subject to the same conversion factor; as of the date hereof, the following are considered by such guideline as subject to such conversion factors: (i) performance bonds, warranties, indemnities, performance stand-by letters of credit backing the performance of non-financial or commercial contracts or undertakings (including arrangements backing sub-contractors’ and suppliers’ performance, labour and materials contracts, delivery of merchandise, bids or tender bonds), (ii) guarantees of repayment of deposits or prepayments in cases of non-performance, and (iii) customs and excise bonds; and

(c)	“financial Letter of Credit” means any Letter of Credit which is not a non- financial Letter of Credit.

SCHEDULE “B”
BORROWING BASE REPORT
[ Date ]
[Name and address of Agent]
RE: Credit Agreement dated as of October 3, 2005
     Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, Abitibi-Consolidated Inc. (“ACI”) and the Lenders mentioned therein. I am an Authorized Officer of ACI and I hereby certify in such capacity that:
1.	As at the last Business Day of the month immediately preceding the date hereof, the Borrowing Base (expressed in Dollars) amounted to $•. The calculation has been made in accordance with the requirements of the Credit Agreement and the details of such calculation are set forth in the annex attached hereto.

2.	The Borrowing Base has been calculated on the basis of qualifying inventory located in Canada [and the United States] and qualifying receivables due by customers located in Canada, the United States [and •]. For purposes of such calculation, the location of an account receivable is the billing address of the relevant customer.

3.	The attached annex also contains a breakdown by Borrower, by Designated Subsidiary and by country of the inventory and accounts receivable included in the Borrowing Base and also, in the case of inventory, by Canadian province or state of the United States.

[If any Securitization Program is outstanding while Facility B is available the annex must also contain information permitting to identify the class(es) of accounts receivable which are subject to such program and to distinguish such accounts receivable from those included in the Borrowing Base.]

SCHEDULE “C”
FORM OF DESIGNATION NOTICE
To the Agent and the Lenders under the Credit Agreement below:
RE: Designation of [name] as a Designated Subsidiary
Reference is made to the Credit Agreement dated as of October 3, 2005 between Abitibi Consolidated Inc., Abitibi-Consolidated Company of Canada (the “Borrowers”), Canadian Imperial Bank of Commerce as agent (the “Agent”) and the Lenders from time to time parties thereto (as amended and restated from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein have the meaning given to them in the Credit Agreement.
We hereby designate [name] as a Designated Subsidiary and we confirm that all representations and warranties made in the Credit Agreement which are applicable to Designated Subsidiaries and Abitibi Entities are true and correct in respect of [name] . [Name] is a corporation incorporated under the laws of • and a [direct/indirect] wholly-owned Subsidiary of ACI [in that all outstanding shares of [name] are held by • which in turn is a wholly-owned Subsidiary of ACI*]. The registered and chief executive offices of [name] are located at •. We attach the following documents:
1.	A copy of the unaudited unconsolidated financial statements of [name] for its financial year ended in December of last year as well as its unaudited unconsolidated financial statements for the quarter ended [most recent].

2.	A summary description of the inventory and accounts receivable of [name], indicating (i) their value with a breakdown by jurisdiction, and (ii) the categories of inventory and accounts receivable intended to be included in the Borrowing Base.
Please advise whether the designation made hereby is acceptable to the Majority Lenders. Promptly after your positive response to that effect, we will provide to the Agent and the Lenders in respect of [name] the Security Documents required to be delivered pursuant to Article 10 of the Credit Agreement by a Designated Subsidiary. The designation will become effective upon your confirmation that such Security Documents have been received, in form and substance satisfactory to the Agent and the Lenders.
*This language applies only in the case of an indirect holding and may have to be adapted to correspond to the applicable corporate structure.

SCHEDULE “ D ”
NOTICE OF BORROWING
[CONVERSION OR RENEWAL]
[ Date ]
[Name and address of Agent]
RE: Credit Agreement dated October 3, 2005
Sirs:
     Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, the undersigned and the Lenders mentioned therein.
     We confirm our request for a Borrowing [or for a conversion or renewal] to be made on [date], the details of which are as follows:
-	Applicable Facility:

-	Form of Borrowing: [Prime Rate, Acceptances, US Base Rate Loan, Libor Loan]

-	Amount:

-	Date of Borrowing: [or of conversion or renewal]

-	Period:
     On the date hereof, we certify that the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.
           [Name of the Borrower concerned]
Per:
Note: This form (adapted accordingly) may also be used for a notice of repayment.

SCHEDULE “E”
EXISTING LETTERS OF CREDIT
Deemed Utilizations

Issuer	Amount	Beneficiary	Maturity
The Bank of Nova Scotia	Cdn. $1,075,824.97	WSIB Ontario Schedule 2 Industry Sector	July 10, 2006
	Cdn. $699,269.00	Clarica Life Insurance Company	May 31,2006
	Cdn. $219,300.00	Clarica Life Insurance Company	May 31,2006
	US $15,000.00	Texas Department of Transportation	July 3, 2006
	US $57,800.00	Akhbar el Yom Organization	November 5, 2005
	US $56,300.00	Al Ahram Establishment	November 23, 2005
	US $20,000.00	Al Ahram Establishment	November 23, 2005
	US $154,500.00	Al Ahram Establishment	December 2, 2005
	US $91,649.40	Al Ahram Establishment	December 16, 2005
	US $101,250.00	Dar El Tahrir Printing & Publishing	October 13, 2005
	US $101,250.00	Dar El Tahrir Printing & Publishing	October 13, 2005
	US $101,000.00	Dar El Tahrir Printing & Publishing	November 20, 2005
	US $67,500.00	Dar El Tahrir Printing & Publishing	December 16, 2005
	US $64,665.00	Al Ahram Establishment	November 29, 2005
	US $133,000.00	Akhbar el Yom Organization	December 1, 2005
	US $236,670.00	Al Ahram Establishment	December 6, 2005
	Cdn. $12,521,544.00	Independent Electricity Market Operator	April 30, 2006
	Cdn. $10,000.00	Transport Quebec	June 30, 2006

Issuer	Amount	Beneficiary	Maturity
Canadian Imperial Bank of Commerce	Cdn. $400,000.00	Marine Environment (Dept. Fisheries & Oceans)	February 28, 2006
	Cdn. $1,796,511.00	Ministry of Environment & Energy	December 30, 2005
	Cdn. $43,081.00	Ministry of Environment	December 23, 2005
	Cdn. $60,506.00	Ministry of Environment	February 24, 2006
	Cdn. $5,000.00	Minister of Finance & Corporate Relations	May 15, 2006
	Cdn. $139,875.00	Minister of Finance & Corporate Relations	June 12, 2006
	Cnd. $2,500.00	Ministry of Energy & Mines BC (Donohue)	April 3, 2006
	Cnd. $2,500.00	Ministry of Energy & Mines BC (Donohue)	June 30, 2006
	Cdn. $750,000.00	Clarica Life Insurance Company “as agent”	July 12, 2006
	Cdn. $1,200,000.00	Clarica Life Insurance Company “as agent”	May 31, 2006
	Cdn. $661,288.32	Her Majesty the Queen in right of Ontario	December 15, 2005
	Cdn. $44,685.16	Her Majesty the Queen in right of Ontario	June 30, 2006
	Cdn. $500,000.00	City of Toronto Transportation Services	May 2, 2006
	Cdn. $6,164,000.00	Fiducie Desjardins (Serp executive pension plan)	July 14, 2006
	Cdn. $258,748.00	Her Majesty the Queen in right of Ontario	December 29, 2005

SCHEDULE “ F ”
COMPLIANCE CERTIFICATE
[ Date ]
[Name and address of Agent]
RE: Credit Agreement dated October 3, 2005
     Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, Abitibi-Consolidated Inc. (“ACI”) and the Lenders mentioned therein. I am an Authorized Officer of ACI and I hereby certify in such capacity that, to the best of my knowledge but after reasonable enquiry, the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and no Default has occurred and is continuing.
     I also certify that, on the last day of the last financial quarter of ACI,
i)	the Net Funded Debt to Total Capitalization Ratio of ACI was •,

ii)	the Interest Coverage Ratio of ACI was •,

iii)	the Charged Mills EBITDA was •,

iv)	the aggregate amount of all non-cash write-downs effected for the purposes of determining Consolidated Equity was •, and

iv)	after giving effect to the Security and other existing Liens on the assets of the Abitibi Entities, the principal amount of indebtedness for borrowed money that the Abitibi Entities would still have been permitted pursuant to the indentures to secure by Liens over their assets was •; for purposes of the foregoing, the term “indentures” means any and all of the indentures governing outstanding notes or debentures issued or guaranteed by ACI.
     All calculations supporting the above statements have been made in accordance with the Credit Agreement (or, with respect to paragraph v), the indentures) and the details of such calculations are set forth in the attached annex.

SCHEDULE “G”
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     ASSIGNMENT AND ASSUMPTION AGREEMENT entered into in •, on this         day of                    , • between                                         (the “Assignor”) and                                        (the “Assignee”).
     WHEREAS a credit agreement has been entered into as of October 3, 2005 among Abitibi-Consolidated Inc. and Abitibi-Consolidated Company of Canada, as Borrowers, Canadian Imperial Bank of Commerce, as Agent, and the Lenders (as amended and supplemented from time to time, the “Credit Agreement”);
     WHEREAS the Assignor is a Lender under the Credit Agreement;
     WHEREAS, as provided in the Credit Agreement, the Assignor has Commitments in respect of the Facilities, with $                     being allocated to Facility A and with $                     being allocated to Facility B;
     WHEREAS a Lender may assign, in whole or in part, its Commitments with respect to the Facilities to any other financial institution pursuant to Section 20.4 of the Credit Agreement;
     WHEREAS the Assignor proposes to assign to the Assignee all of its rights under the Credit Agreement in respect of a portion of the Assignor’s Commitments, such assigned portion to be in the aggregate amount of $                     in respect of the Facility A and to be in the aggregate amount of $                     in respect of the Facility B (the “Assigned Amounts”), together with a corresponding portion of the Borrowings owed to the Assignor, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor;
NOW, THEREFORE, the parties hereto agree as follows:
1.	Definitions

Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

2.	Assignment

The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor (the “Assigned Rights”) under the Credit Agreement to the extent of the Assigned Amounts.

3.	Assumption

The Assignee hereby accepts such assignment and assumes all of the obligations of the Assignor (the “Assigned Obligations”) under the Credit Agreement to the extent of the Assigned Amounts.

4.	Effective Date

This Agreement will come into effect on (the “Effective Date”).

5.	Rights and Obligations of the Parties

Upon the execution and delivery of this Agreement by the Assignor and the Assignee, the consent hereto by the Borrowers (if required under the Credit Agreement) and the Agent:
vi)	the Assignee will, as of the Effective Date, have the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with Commitments in respect of the Facilities in amounts equal to the Assigned Amounts, with $ being allocated to the Facility A and with $ being allocated to the Facility B;

vii)	the Commitments of the Assignor in respect of the Facilities will, as of the Effective Date, be reduced by like amounts and the Assignor will be released from its obligations under the Credit Agreement to the extent of the Assigned Obligations which are assumed by the Assignee; and

viii)	the Assignee will, as of the Effective Date, be bound by and entitled to the full benefit of the Credit Agreement and of the other Credit Documents (including the Security Documents) to the extent of the Assigned Rights and Assigned Obligations as if it were an original party thereto.
6.	Payments

From the Effective Date, the Agent will make all payments in respect of the Assigned Rights to the Assignee, whether such amounts have accrued prior to or after the Effective Date. The Assignor and the Assignee will make directly between themselves their own arrangements relating to the payment by the Assignee to the Assignor of the price of assignment or to the payment of adjustments (if any) on account of interest and fees accrued prior to or after the Effective Date.

7.	Non-Reliance on Assignor

The Assignor makes no representation in connection with, and will have no responsibility with respect to the solvency or financial condition or statements of any Abitibi Entity or of any other Person, or the validity and enforceability of the Credit Documents. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the financial condition of any Abitibi Entity or of any other Person.

8.	Representations

The Assignee represents and warrants to the Borrower that this assignment will not increase for the Borrower the costs of the Borrowings pursuant to Section 8.4 of the Credit Agreement. The Assignee and the Assignor represent and warrant to one another, and also to the Borrowers, the Agent and the Lenders that they have the capacity, right and power to execute this Agreement and to perform the obligations resulting therefrom, [that they are Affiliates] and that they have taken all necessary action to authorize the execution of this Agreement. The Assignor represents and warrants to the Assignee that the Assignor has not granted any Lien on and has not assigned the Assigned Rights to any other Person.

9.	Warranty

Subject to Section 8, this assignment is made without any warranty, express or implied, from the Assignor.

10.	Existing Lender

The rights and obligations of the Assignee resulting form this Agreement are in addition to, and not in substitution for, the rights and obligations that the Assignee may otherwise have as Lender under the Credit Agreement.

11.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Québec.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in the place and on the date mentioned on the first page hereof.

	[ASSIGNOR], as Lender		[ASSIGNEE]

By:		By:

Title:		Title:

The Agent and the Borrowers consent to this Agreement. Each Abitibi Entity acknowledges and agrees that the Security granted by it in favour of the Agent and the Lenders will also benefit the Assignee.

ABITIBI-CONSOLIDATED INC. ABITIBI-CONSOLIDATED COMPANY OF COMPANY, as Borrowers

By:

Title:

CANADIAN IMPERIAL BANK OF
COMMERCE, acting as Agent

By:

Title:

[Names of the other Abitibi Entities]

By:

Title:

S C H E D U L E “H”
ADDRESSES FOR NOTICE PURPOSES

Canadian Imperial Bank of Commerce,	The Bank of Nova Scotia
as Agent and as Lender	as Lender

c/o CIBC World Markets	1002 Sherbrooke Street West
Credit Capital Markets	9th Floor
BCE Place, 8th Floor	Montréal (Québec) H3A 3L6
161 Bay Street
Toronto, Ontario M5J 2S8

		Attention:	David Angel
Attention:	Loan Syndications	Fax:	(514) 499-5504
Fax:	(416) 956-3830	E-mail:	david_angel@scotiacapital.com
E-mail:	david.evelyn@cibc.ca

Citibank, N.A., Canadian Branch	National Bank of Canada
as Lender	as Lender

630, René-Lévesque Blvd. West	1155 Metcalfe Street, 5th Floor
Suite 2450	Montréal, Québec H3B 4S9
Montréal, Québec H3B 1S6

		Attention:	Roch Ledoux
Attention:	Isabelle Côté		Director
Fax:	(514)227-8222	Fax:	(514) 390-7828
E-mail:	isabelle.f.Côté@citigroup.com	E-mail:	roch.ledoux@nbfinancial.com

ABN AMRO Bank N.V.,	Credit Suisse, Toronto Branch, as Lender
as Lender
1 First Canadian Place
600 de Maisonneuve Blvd. West	Suite 3000
Suite 1500	Toronto, Ontario M5X 1C9
Montréal, Québec H3A 3J2

		Attention:	Alain Daoust
Attention :	Vice President		Director
Fax:	(514) 284-2357	Fax:	(416) 352-4527
E-mail:	francois.bienvenue@abnamro.com	E-mail:	alain.daoust@csfb.com

Goldman Sachs Canada Credit	Export Development Canada
Partners Co., as Lender	as Lender

30 Hudson Street, 17th Floor	151 O’Connor
Jersey City, NJ 07302	Ottawa, Ontario K1A 1K3

Attention:	Michelle E. Latzoni	Attention:	Financial Services Manager
Fax:	(212) 357-4597		Advanced Technologies and
E-mail:	michelle. latzoni@gs.com		Manufacturing
		Fax:	(613) 598-6858
		E-mail:	rbell@edc.ca

All notices to the Borrowers collectively or	Abitibi-Consolidated Inc.
to anyone of them may be addressed to:	1155 Metcalfe Street, Suite 800
Montréal, Québec H3B 5H2

Attention:	Vice President and Treasurer

Attention:	Allen Dea
Fax:	(514) 394-2270
E-mail:	allen_dea@abicon.com